UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACADIA HEALTHCARE COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6100 TOWER CIRCLE, SUITE 1000

FRANKLIN, TENNESSEE 37067

April 13, 2017

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc., to be held on Thursday, May 25, 2017, at 9:30 a.m. (Central Time), at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067. The matters to be acted upon at the Annual Meeting are more fully described in the accompanying Proxy Statement and related materials.

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement and our 2016 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy documents over the internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2016 Annual Report to Stockholders and a form of proxy card.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Proxy Statement. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

AS PROMPTLY AS POSSIBLE.

6100 TOWER CIRCLE, SUITE 1000

FRANKLIN, TENNESSEE 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2017

TO OUR STOCKHOLDERS:

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc. will be held on Thursday, May 25, 2017, at 9:30 a.m. (Central Time), at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, for the following purposes:

(1)	To elect three nominees as Class III directors;

(2)	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to adopt a majority voting standard in uncontested director elections;

(3)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

(4)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(5)	To consider and act on a stockholder proposal relating to sustainability reporting, if properly presented at the meeting; and

(6)	To transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The matters to be acted upon at the Annual Meeting are more fully described in the Proxy Statement and related materials. Please read the materials carefully.

The Board of Directors has fixed the close of business on March 30, 2017 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Dated: April 13, 2017	By order of the Board of Directors,

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

6100 TOWER CIRCLE, SUITE 1000

FRANKLIN, TENNESSEE 37067

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Acadia Healthcare Company, Inc. (the “Company”) of proxies to be voted at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, on Thursday, May 25, 2017, at 9:30 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or made available to stockholders on or about April 13, 2017.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

The close of business on March 30, 2017 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, we had 180,000,000 authorized shares of common stock, $0.01 par value per share (“Common Stock”), of which 87,817,413 shares were outstanding and entitled to vote, and 10,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the Annual Meeting.

Quorum Requirements

A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting.

Voting Procedures

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on any form that you receive from your broker or nominee. The availability of telephone and Internet voting for shares held in street name will depend on your broker’s or nominee’s voting process. Please refer to the instructions in the materials provided in the Notice of Internet Availability of Proxy Materials or proxy card provided to you for information on the available voting methods.

If a proxy is properly given prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder. Subject to the requirements described below, if no instructions are given, each proxy will be voted:

•	FOR the election as directors of the nominees described in this Proxy Statement;

•	FOR the amendment to the Company’s Amended and Restated Certificate of Incorporation as described in this Proxy Statement;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our executive officers named in the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table” (the “Named Executive Officers”);

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	AGAINST the stockholder proposal relating to sustainability reporting; and

•	In accordance with the recommendation of the Board on any other proposal that may properly come before the Annual Meeting or any adjournment thereof.

The persons named as proxies were selected by our Board of Directors.

Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 4), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1, 2, 3 and 5). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and, therefore, will have no direct impact on any proposal, except for Proposal 2. For Proposal 2, broker non-votes will have the same legal effect as a vote against the proposal.

Stockholders who give proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, prior to the Annual Meeting or by submitting another proxy at a later date. The giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding the proxy materials to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

Our management is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall be divided into three classes. All classes of directors have three-year terms. The terms of our Class III directors expire at the Annual Meeting.

Our Board of Directors has nominated the individuals named below under the caption “Class III Nominees” for election as directors to serve until the annual meeting of stockholders in 2020 and their successors have been elected and take office or until their earlier death, resignation or removal. Each nominee has consented to be a candidate and to serve if elected. Proxies cannot be voted for a greater number of persons than the nominees named. In connection with the expiration of the current term of the Class III directors, we plan to reduce the size of the Board from ten to nine members effective at the Annual Meeting.

Qualification of Directors

As described below, our Board of Directors is composed of individuals from differing backgrounds and experiences. We believe that each of our directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experience that each has obtained from his professional background, as set forth below, has qualified him or her to serve on our Board of Directors.

Class III Nominees

The following table shows the names, ages and principal occupations of each of the nominees designated by our Board of Directors to become directors and the year in which each nominee was first appointed or elected to the Board of Directors:

Name	Age	Principal Occupation/Other Directorships	Director Since
Christopher R. Gordon	44	Mr. Gordon has been a Managing Director of Bain Capital Private Equity, LP (“BCPE”) since 2009. Prior to joining BCPE, Mr. Gordon was a consultant at Bain & Company, Inc. Mr. Gordon currently serves as a director of Beacon Health Options, Grupo Notre Dame Intermedica, Kestra Medical Technologies, Inc., Navicure and QuVa Pharma, Inc. Mr. Gordon also serves on the board of directors for Year Up - Boston, the Boston Medical Center Foundation Board, the Boston Medical Center Health Plan Board and serves as a Trustee of the Dana Farber Cancer Center. Our Board believes that Mr. Gordon is qualified to serve as a director due to, among other things, his experience in the healthcare industry and his general business and financial acumen. Mr. Gordon was previously designated as a director by Bain Capital.	2015

Wade D. Miquelon	52	Mr. Miquelon is the Chief Financial Officer and Executive Vice President for Jo-Ann Stores, LLC, the nation’s leading fabric and craft specialty retailer. He previously served as Chief Financial Officer, Executive Vice President and President International for Walgreen Co. from June 2008 to August of 2014. From 2006 to 2008, he was Executive Vice President and Chief Financial Officer at Tyson Foods, Inc. Prior to that, Mr. Miquelon served Procter and Gamble in a number of positions of increasing responsibility. He currently serves on the Board and audit committee of the John G. Shedd Aquarium in Chicago. Our Board believes that Mr. Miquelon is qualified to serve as a director because of, among other things, his extensive knowledge and background in public accounting and finance.	2012

Name	Age	Principal Occupation/Other Directorships	Director Since
William M. Petrie, M.D.	70	Dr. Petrie is Professor of Clinical Psychiatry in the Department of Psychiatry at the Vanderbilt University School of Medicine, where he has served for more than 20 years. He is also Director, Vanderbilt Senior Assessment Clinic in the Department of Psychiatry at the Vanderbilt University School of Medicine. Previously, Dr. Petrie served as President and Co-Director of Research at Psychiatric Consultants, P.C., a leading psychiatry practice in Nashville, Tennessee, and Chairman, Department of Psychiatry, Parthenon Pavilion at Centennial Medical Center. Dr. Petrie served as a director for Psychiatric Solutions, Inc., a behavioral healthcare company (“PSI”), from September 2004 until November 2010. Our Board believes that Dr. Petrie is qualified to serve as a director because of, among other things, his extensive healthcare experience, particularly in the psychiatric and behavioral healthcare fields.	2012

Required Vote

Directors are elected by a plurality of the votes cast by the holders of the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. An abstention may not be specified with respect to the election of Class III nominees. Broker non-votes will have no effect on the outcome of the election. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by our Board of Directors.

The Board of Directors recommends that the stockholders vote FOR each of the Class III nominees.

Continuing Directors

Each of the persons named below will continue to serve as a director until the annual meeting of stockholders in the year indicated and a successor is elected and takes office or until his earlier death, resignation or removal. Stockholders are not voting on the election of the Class I directors or Class II directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to our Board or that of our predecessor, Acadia Healthcare Company, LLC:

Name	Age	Principal Occupation/Other Directorships	Director Since
Class I Term Expiring in 2018

E. Perot Bissell	57	Since 2016, Mr. Bissell has been a Managing Partner of Egis Capital Partners, LLC, a private equity firm that invests in the security and protection industries. Mr. Bissell served as the Chairman and Chief Executive Officer of Next Generation Energy Logistics, LLC, an energy logistics development company, from 2013 to 2015. Before that, Mr. Bissell served as the Vice Chairman of Pilot Logistics Services, a provider of drilling and exploration support services, from September 2012 until July 2013. From 2006 to 2012, he served as Chief Executive Officer for Maxum Petroleum, Inc., an independent energy logistics company. Prior to that, Mr. Bissell was a Partner of Northwest Capital Appreciation, Inc., a merchant banking and private equity firm, and before that, the Co-Managing Partner and Chief Financial Officer of SLP Capital, a specialty finance company. Mr. Bissell also serves on the board of directors of Cactus Energy, LLC and has served on a number of charitable boards. Our Board believes that Mr. Bissell is qualified to serve as a director because of, among other things, his extensive corporate finance background and his general business and financial acumen. Mr. Bissell was previously designated as a director by Waud Capital Partners, L.L.C. (“WCP”).	2013

Vicky B. Gregg	62	Since November 2014, Ms. Gregg has served as Co-Founder and Partner of Guidon Partners, an investor and consultant for an array of privately held healthcare companies. She served as Chief Executive Officer of BlueCross BlueShield of Tennessee from January 2003 through the end of 2012. Ms. Gregg currently serves on the board of directors of Quest Diagnostics Incorporated and Landmark Healthcare, LLC. Our Board believes that Ms. Gregg is qualified to serve as a director because of, among other things, her extensive healthcare background and her general business and financial acumen.	2016

Hartley R. Rogers	57	Mr. Rogers is the Chairman of Hamilton Lane Advisors, a global private equity investment firm. Prior to joining Hamilton Lane in 2004, Mr. Rogers was a Managing Director in the Private Equity Division at Credit Suisse First Boston. Mr. Rogers has served on the board of directors of various private companies including Hamilton Lane Advisors and currently serves on the board of the Green Vale School. Our Board believes that Mr. Rogers is qualified to serve as a director because of, among other things, his extensive finance background and his general business and financial acumen.	2013

Name	Age	Principal Occupation/Other Directorships	Director Since
Class III Term Expiring in 2019

William F. Grieco	63	Since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing healthcare, science and technology companies. Prior to that, he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. Mr. Grieco previously served on the board of directors of PHC, Inc. (“PHC”). Our Board believes that Mr. Grieco is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Grieco was previously designated as a director by Bruce A. Shear.	2011

Joey A. Jacobs	63	Mr. Jacobs serves as the Chairman of our Board and as our Chief Executive Officer. Mr. Jacobs has extensive experience in the behavioral health industry. Prior to joining the Company in 2011, he co-founded PSI and served as Chairman, President and Chief Executive Officer of PSI from April 1997 to November 2010. Prior to founding PSI, Mr. Jacobs served for 21 years in various capacities with Hospital Corporation of America (“HCA”). Mr. Jacobs serves on the board of directors of Envision Healthcare Holdings, Inc. (NASDAQ: EVHC), Cumberland Pharmaceuticals, Inc. (NASDAQ: CPIX), Mental Health Management, Inc. and Middle Tennessee State University. Our Board believes that Mr. Jacobs is qualified to serve as a director because of, among other things, his 39 years of experience in the healthcare industry and his general business and financial acumen.	2011

Reeve B. Waud	53	Mr. Waud formed WCP in 1993 and has served as the Managing Partner of WCP since that time. Prior to founding WCP, Mr. Waud was an investment professional at Golder, Thoma, Cressey, Rauner, Inc. (“GTCR”), a private equity investment group based in Chicago, Illinois. Before joining GTCR, Mr. Waud was in the Corporate Finance Group of Salomon Brothers Inc and was a founding member of its Venture Capital Group. Mr. Waud is a trustee of St. Paul’s School in Concord, New Hampshire and is a member of the executive committee and chairman of the audit and finance committee of the John G. Shedd Aquarium. He is a member of the Northwestern Memorial HealthCare finance committee, a trustee of the Art Institute of Chicago and serves on the board of directors of The Economic Club of Chicago. In addition, Mr. Waud is a member of the Illinois State Police Merit Board which has oversight responsibility for the Illinois State Police. Our Board believes that Mr. Waud is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Waud was designated as a director by WCP and currently serves as the Lead Director of the Board.	2005

PROPOSAL 2: AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ADOPT

A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

The Company’s Amended and Restated Certificate of Incorporation currently provides that directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Under this “plurality voting” standard, the nominees who receive the largest number of affirmative votes are elected to the Board of Directors, up to the maximum number of directors to be elected. In contrast, a “majority voting” standard for uncontested director elections would require a nominee to obtain approval of a majority of the votes cast in order to be elected.

Description of the Proposed Amendment

At the 2016 annual meeting of stockholders, the Company’s stockholders approved a stockholder proposal requesting that the board of directors initiate the process to adopt a majority voting standard in uncontested director elections. In consideration of the 2016 stockholder vote and upon the recommendation of the Nominating and Governance Committee, the Company’s Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections (the “Amendment”). The Amendment changes the voting standard applicable to the election of directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast. The full text of the proposed Amendment is set out in Appendix A to this Proxy Statement.

Under a majority voting standard in uncontested director elections, in order to be elected, a majority of the votes cast must be in favor of the nominee’s election. In contested elections, directors will continue to be elected by a plurality of the votes cast.

Implementation of the Proposed Amendment

The stockholders are being asked to approve the Amendment. If the Amendment is approved by the stockholders, it will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware. If this proposal is approved by the stockholders, we will promptly file the Amendment with the Secretary of State of the State of Delaware following the Annual Meeting. If the proposal is not approved by the stockholders, the Amendment will not be filed and the proposal will not be implemented.

The Board has also approved, subject to stockholder approval and the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, (1) an amendment to our Bylaws to make conforming changes to implement majority voting in uncontested director elections and (2) the adoption of a Director Resignation Policy requiring a nominee for director to submit a written offer of resignation to the Board in the event such nominee does not receive a majority of the votes cast in an uncontested election of directors. The Board has approved the Director Resignation Policy to address the possibility of a “holdover” director. Under Delaware law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until the director resigns, the number of authorized directors is reduced to eliminate the director’s seat on the board, his or her position is filled, or the director is removed by the stockholders. Adoption of the Director Resignation Policy will address the continuation in office of a “holdover” director, so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board. The Nominating and Governance Committee will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on such recommendation within 90 days following receipt of the recommendation.

The full text of the Bylaws amendment is set out in Appendix B to this Proxy Statement and the full text of the Director Resignation Policy is set out in Appendix C to this Proxy Statement. Approving the Bylaws amendment and adoption of the Director Resignation Policy are not subject to stockholder approval and will become effective following the filing of the Amendment with the Secretary of State of the State of Delaware.

Required Vote

Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date and entitled to vote. Under Delaware law, abstentions and broker non-votes will have the same legal effect as a vote against this proposal.

The Board of Directors recommends that the stockholders vote FOR approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as described below in the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.” Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, override any decision made by the Board of Directors or the Compensation Committee or create or imply any additional fiduciary duty of the Board of Directors or the Compensation Committee. The Compensation Committee will, however, review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation program is vital to our ability to attract, motivate and retain a highly experienced team of executives. We believe that the program is structured in a manner that supports our company and our business objectives.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to indicate their support for the compensation of our Named Executive Officers disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2017 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.”

Although the results of this advisory vote are not binding on the Board of Directors or the Compensation Committee, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends that stockholders vote FOR the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. Although ratification is not required by our Amended and Restated Bylaws or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2016 and 2015, and fees incurred for other services rendered by Ernst & Young LLP for such years:

	2016	2015
Audit Fees(1)	$4,291,511	$3,529,064
Audit-Related Fees(2)	—	61,995
Tax Fees(3)	2,161,936	1,702,925
All Other Fees	—	—

Total Fees	$6,453,447	$5,293,984

(1)	Primarily for the audit of our annual financial statements and the review of our quarterly financial statements, services provided in connection with registration statements filed with the SEC and acquisition due diligence services.
(2)	Primarily for tax and financial due diligence related to acquisitions.
(3)	Primarily for tax compliance services and other tax planning and tax advice services.

Pre-approval of Auditor Services

The charter of the Audit Committee provides that the Audit Committee must pre-approve all auditing and non-auditing services to be provided by our auditor. In addition, the Audit Committee shall have the sole authority to approve any compensation to our auditor for any approved audit or non-audit services. For 2016, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL 5: STOCKHOLDER PROPOSAL RELATING TO SUSTAINABILITY REPORTING

For a second consecutive year, the Company has been advised that Calvert Investment Management, Inc., 4550 Montgomery Avenue, Bethesda, MD 20814, on behalf of the Calvert U.S. Large Cap Core Responsible Index Fund, a beneficial owner of shares of the Company’s Common Stock having a market value in excess of $2,000 (collectively, “Calvert”), intends to submit the proposal set forth below at the Annual Meeting. We received this same stockholder proposal from Calvert in 2015 and included that proposal for your consideration in last year’s Proxy Statement. The Board recommended a vote against this stockholder proposal in last year’s Proxy Statement. Excluding broker non-votes, which were treated as not entitled to vote, 73.4% of outstanding shares entitled to vote at the meeting cast their ballots against this proposal or abstained from voting. The number of outstanding shares that voted for the proposal equaled 26.6%. Therefore, this proposal was not approved by our stockholders in 2016. Following SEC rules, we have reprinted the proposal and its supporting statement as it was submitted by Calvert. The Company is not responsible for the contents of the proposal and our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons set forth below in Statement of the Board of Directors in Opposition to Stockholder Proposal.

Sustainability Report Resolution and Calvert Supporting Statement

RESOLVED: Shareholders request that Acadia Healthcare Company prepare a sustainability report describing the company’s environmental, social and governance (ESG) risks and opportunities including patient and worker safety, privacy and security, environmental management, including energy and waste minimization, and supply-chain risks. The report, prepared at reasonable cost and omitting proprietary information, should be published by October 31, 2017.

SUPPORTING STATEMENT:

We believe tracking and reporting on ESG business practices make a company more responsive to a transforming business environment characterized by finite natural resources, changing legislation, concerns over healthcare and safety, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices and receive feedback.

Mainstream financial companies are continuing to recognize the links between environmental, social and governance (“ESG”) performance and shareholder value. As such, the availability of ESG performance data is growing through a wide range of data providers, such as Bloomberg. Also, investment firms like Goldman Sachs and Deutsche Asset Management are increasingly incorporating corporate social and environmental practices into their investment decisions.

The United Nations’ Principles for Responsible Investment has nearly 1,500 signatories who seek the integration of ESG factors in investment decision making. They collectively hold $60 trillion assets under management and require information on ESG factors to analyze fully the risks and opportunities associated with existing and potential investments.

We believe that disclosure of sustainability policies, programs and performance can help a company manage sustainability opportunities and risks and that such disclosure is increasingly becoming a competitive advantage. There are many opportunities to reduce the waste stream. Other high impact areas with opportunities for improvement include green cleaning, improving air quality for both staff and patients, water conservation and energy reduction, all of which offer further ways not only to improve sustainability but also cost saving measures. Patient safety, product marketing and quality of care, and quality of staff work life, are also areas of concern.

The report should include a company-wide review of policies, practices and metrics related to ESG performance using the GRI Index and checklist as a reference.

Statement of the Board of Directors in Opposition to Stockholder Proposal

We conduct our business in compliance with applicable law including environmental, health and safety regulations, and we work hard to be an exceptional employer, a good neighbor and a good citizen. The Board of Directors believes that we currently have in place policies and practices concerning environmental, social and governance issues that underscore our commitment to being a good citizen and that make the preparation of a report of the type being requested in the proponent’s resolution unnecessary. After carefully considering this proposal again this year, we have determined that this stockholder proposal would not enhance stockholder value and we therefore recommend that you vote AGAINST this proposal.

We maintain an active Compliance Program and Code of Conduct intended to promote ethics and integrity while completing the mission of helping patients at our facilities attain their full potential by delivering quality behavioral healthcare services in a caring, supportive and financially responsible environment. As a responsible member of our community, Acadia believes it is important to maintain a safe environment. As required by our Code of Conduct, each employee is responsible for ensuring that all waste products, hazardous materials and other regulated items are stored, handled and disposed of in compliance with applicable laws and regulations. Employees are to immediately report any unsafe storage or improper disposal or release of a hazardous or toxic substance to their supervisor or department head and to the environmental compliance officer responsible for the facility.

While sustainability matters are important to our company, we believe that to prepare and issue a formal report of the type sought by the proponent, which it recommends be prepared with reference to the Global Reporting Initiative (“GRI”) Sustainability Reporting Guidelines, would require significant time and expense and produce little added benefit to our stockholders. GRI is an international organization, based in Europe, with offices in the United States and several other countries around the globe. We believe the GRI Guidelines are primarily relevant to much larger corporations, especially those with significant operations in developing countries. While we strive to conduct our business in a socially responsible manner, we do not believe that a report of the type requested by the proponent would provide meaningful benefit to management or useful information to our stockholders.

Moreover, the Board of Directors has concluded that preparing the requested sustainability report would distract our personnel from their most critical mission – fulfilling our key business objectives. Rather than adding staff, hiring consultants and spending the time and financial resources to develop a report that lacks an immediate and tangible return for our stockholders, we believe that our stockholders would benefit most directly by the continued focus of our financial, personnel and other resources on the core elements of our business strategy which include:

•	creating a world-class organization that sets the standard of excellence in the treatment of specialty behavioral health and addiction disorders;

•	creating behavioral health centers where people receive individualized and quality care that enables them to regain hope in a supportive, caring environment;

•	offering an enviable internal culture and environment that encourages and supports both professional and personal growth that our employees are proud of; and

•	developing partnerships with physicians, professionals, and payers within the communities we serve through the delivery of high quality specialty behavioral health services at affordable costs while always putting the patient first.

The Board of Directors is responsible to the stockholders of the Company as a whole. In keeping with this mandate and for the reasons set forth above, we believe that preparing a sustainability report as requested by the proponent would not provide useful information to our stockholders and would not be an efficient use of our financial and human resources. This proposal was not approved by Acadia stockholders at the 2016 annual meeting and we urge our stockholders to vote against it this year.

Required Vote

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of our Common Stock present at the annual meeting in person or by proxy and entitled to vote. If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares shall be voted against the proposal. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal.

CORPORATE GOVERNANCE

Independence of the Board of Directors

Our Board annually reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director based on whether such director satisfies the definition of “independent director” as set forth in the applicable rules of The NASDAQ Stock Market. Our Board has determined that all of our directors are independent directors other than Messrs. Jacobs and Shear.

Code of Conduct and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a Code of Conduct which is applicable to all of our officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer, the principal accounting officer or controller and all persons performing similar functions (together, the “Senior Financial Officers”). In addition, our Board has adopted a Code of Ethics that applies to the Senior Financial Officers. Both the Code of Conduct and the Code of Ethics are available on our website at www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Committees of the Board of Directors

Our Board of Directors has established three standing committees – a Compensation Committee, an Audit Committee and a Nominating and Governance Committee, each of which is described below.

Compensation Committee

Our Board of Directors has appointed a Compensation Committee to assist it with executive compensation matters. The primary responsibilities and duties of the Compensation Committee are:

•	Reviewing and approving for the Chief Executive Officer and other executive officers (a) the annual base salary level, (b) bonus and other annual incentives, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensation, compensation policies or arrangements;

•	Reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board;

•	Preparing a report to be included in the annual report or proxy statement that describes: (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the Compensation Committee’s executive compensation policies applicable to executive officers; and

•	Overseeing the administration and approval of our current equity-based compensation plans and making recommendations to our Board of Directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and other equity-based compensation plans proposed for adoption.

The Compensation Committee is currently composed of Ms. Gregg, Messrs. Gordon and Miquelon and Dr. Petrie, with Mr. Miquelon serving as Chairman. During 2016, the Compensation Committee held three meetings and took action by written consent six times. The Compensation Committee has a written charter that is available on our website at www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Audit Committee

Our Board of Directors has appointed an Audit Committee to assist it in fulfilling its oversight responsibilities for our financial reports, systems of internal control over financial reporting and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit Committee are:

•	Appointing, retaining, evaluating and, when appropriate, replacing our independent registered public accounting firm, whose duty it is to audit our financial statements and our internal control over financial reporting for the fiscal year in which it is appointed;

•	Determining the compensation to be paid to our independent registered public accounting firm (subject to ratification by our stockholders) and, in its sole discretion, approving all audit and engagement fees and terms and pre-approve all auditing and non-auditing services of our independent registered public accounting firm;

•	Reviewing and discussing our system of internal control over financial reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures with management, our independent registered public accounting firm and our internal auditors;

•	Reviewing the internal audit function of the Company, including the independence of its reporting obligations and the adequacy of the internal audit budget and staffing;

•	Reviewing and discussing with management and our independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies used in our financial statements;

•	Reviewing and discussing with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures;

•	Reviewing and discussing with management all existing related-party transactions and approving any proposed related-party transactions to ensure that they are in our best interest;

•	Reviewing and discussing with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	Establishing and overseeing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	Reviewing and reassessing the performance of the Audit Committee and the adequacy of the Audit Committee charter adopted by our Board of Directors and recommending proposed changes to the Board.

The Audit Committee is currently composed of Messrs. Bissell, Grieco and Rogers, with Mr. Grieco serving as Chairman. Our Board of Directors has determined that each of Messrs. Bissell, Grieco and Rogers is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Exchange Act, and that each member of the Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules and regulations of NASDAQ and the SEC. Our Board has determined that each of Messrs. Bissell, Grieco and Rogers satisfies the independence requirements for audit committee members set forth in the applicable rules of The NASDAQ Stock Market. The Audit Committee held six meetings during 2016. The Audit Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Nominating and Governance Committee

Our Board of Directors has appointed a Nominating and Governance Committee (the “Nominating Committee”) to assist it with director nominations matters. The primary responsibilities and duties of the Nominating Committee are:

•	Identifying, recruiting and recommending individuals qualified to serve on the Board;

•	Reviewing the qualifications and performance of incumbent directors to determine whether to recommend them as nominees for re-election;

•	Reviewing and considering candidates who may be properly suggested by any director or executive office of the Company, or by any stockholder of the Company;

•	Periodically reviewing the composition of the Board, including size of the Board and the minimum qualifications for director nominees;

•	Reviewing the performance of members of the Board; and

•	Carrying out such other responsibilities delegated by the Board relating to the director nominations process and procedures.

The Nominating Committee is currently composed of Messrs. Bissell and Grieco and Dr. Petrie, with Mr. Bissell serving as Chairman. During 2016, the Nominating Committee held two meetings. The Nominating Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Meetings of our Board of Directors and Committees

During 2016, our Board of Directors held a total of nine meetings and took action by written consent three times. Each director attended 75% or more of the meetings of our Board and the committees of our Board of Directors on which such director served.

Nomination of Directors

Nominations By the Nominating Committee

Directors may be nominated by our Nominating Committee, Board, executive officers or by our stockholders in accordance with our Bylaws, Amended and Restated Certificate of Incorporation, applicable laws and any guidelines developed by Nominating Committee or the Board. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board and its committees, and recommending candidates for the Board’s selection as director nominees for election at the annual or other properly convened meeting of the stockholders in accordance with our Bylaws and applicable laws and regulations. The Nominating Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. The Nominating Committee considers each identified candidate’s qualifications, which include the nominee’s experience, business acumen, education, integrity, character, commitment, diligence, conflicts of interest and ability to exercise sound business judgment. While we have not established diversity standards for nominees, as a matter of practice, we generally seek nominees with a broad diversity of experience, professions, skills and backgrounds. We do not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Nominations By Our Stockholders

Our Bylaws govern stockholder nominations of directors. To make a director nomination at the 2018 annual meeting, a stockholder must deliver a written notice (containing certain information specified in our Bylaws as discussed below) to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067 between the dates of January 25, 2018 and February 24, 2018. If the date of the 2018 annual meeting is more than 30 days before or more than 70 days after May 25, 2018, the stockholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

To make a director nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, a stockholder must deliver written notice to our secretary at the address above no earlier than the close of business on the 120th day prior to such special meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which we first publicly announce the date of the special meeting and the nominees proposed by the Board to be elected at such meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet to have a stockholder proposal included in the Proxy Statement, which requirements are described in the section below entitled “GENERAL INFORMATION – Stockholder Proposals for 2018 Annual Meeting.”

For a stockholder nomination to be deemed proper, the notice must contain certain information specified in our Bylaws, including information as to the director nominee(s) proposed by the stockholder, the name and address of the stockholder, the class and number of shares of our capital stock beneficially owned by the stockholder, a description of all arrangements or understandings between the stockholder and any other persons (including each proposed nominee(s) if applicable) in connection with the proposed nominations, and a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business or nominate the person(s) named in the notice.

Communicating with the Board

All stockholder communications with our Board of Directors should be directed to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for our Board of Directors or for an individual director. Each communication intended for our Board of Directors and received by Mr. Howard will not be opened, but will be promptly forwarded unopened to the Chairman of the Audit Committee following its clearance through normal security procedures.

Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders

We encourage each member of our Board of Directors to attend the annual meeting of stockholders. Each director attended the 2016 annual meeting of stockholders.

Board Leadership Structure

The Board believes that our Chief Executive Officer is best situated to serve as Chairman of our Board of Directors because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside our company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. Mr. Waud currently serves as Lead Director of the Board, with such rights and responsibilities as may be designated by the Board from time to time.

Risk Oversight

Our Board is responsible for overseeing our risk management process. The Board fulfills its responsibility by delegating many of these functions to its committees. Under its charter, the Audit Committee is responsible for meeting periodically with management to review our major financial risks and the steps management has taken to monitor and control such risks. The Audit Committee also oversees our financial reporting and internal controls and compliance programs.

The Board receives reports on risk management from our senior officers and from the Chairman of the Audit Committee. Also, our Executive Vice President, General Counsel and Secretary provides a summary of our outstanding litigation and any governmental investigations to our Board at each Board meeting. Additionally, our Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed. Our Board of Directors believes that the work undertaken by the Audit Committee, together with the oversight provided by the full Board of Directors, enables the Board to oversee our risk management function effectively.

Non-Management Executive Sessions

We had eight independent directors in 2016. During 2016, there were three executive sessions of the independent directors.

Compensation Committee Interlocks and Insider Participation

Since May 19, 2016, the Compensation Committee has consisted of Ms. Gregg, Messrs. Gordon and Miquelon and Dr. Petrie, none of whom has at any time been one of our officers or employees. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our Board or Compensation Committee. See the section below entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS” for information about certain rights of Bain Capital.

Policy on Reporting of Concerns Regarding Accounting Matters

The Audit Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. We have established a compliance hotline called ValuesLine (800-500-0333), which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to our Chief Compliance Officer. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.

Procedure for Approval of Transactions with Related Persons

We have established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These policies and procedures are generally not in writing, but are evidenced by principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related person transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related person transactions are submitted to the Audit Committee for ongoing review and oversight. Generally speaking, we enter into related person transactions only on terms that we believe are at least as favorable to the Company as those that we could obtain from an unrelated third party. See the section below entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS” for additional information.

MANAGEMENT

Executive Officers

Below are the names and ages (as of March 31, 2017) of our executive officers and a brief account of the business experience of the executive officers who are not members of our Board.

Name	Age	Title
Joey A. Jacobs	63	Chairman and Chief Executive Officer
Ronald M. Fincher	63	Chief Operating Officer
Brent Turner	51	President
Christopher L. Howard	50	Executive Vice President, General Counsel and Secretary
David M. Duckworth	37	Chief Financial Officer
Bruce A. Shear(1)	62	Executive Vice Chairman
Scott E. Schwieger	40	Chief Compliance Officer
Randall P. Goldberg	41	Vice President of Business Development

(1)	Mr. Shear’s term as a member of the Board will expire at the Annual Meeting. However, he will continue to serve as Executive Vice Chairman of the Company.

The term of each executive officer runs until his or her successor is appointed and qualified, or until his or her earlier death, resignation or removal.

Ronald M. Fincher joined the Company in February 2011 and has served as our Chief Operating Officer since that time. Previously, Mr. Fincher served as PSI’s Chief Operating Officer from October 2008 to November 2010. As Chief Operating Officer of PSI, Mr. Fincher oversaw hospital operations for 95 facilities. Mr. Fincher served as PSI’s Division President from April 2003 to October 2008. As a Division President, Mr. Fincher was responsible for managing the operations of multiple inpatient behavioral healthcare facilities owned by PSI. Prior to joining PSI, Mr. Fincher served as a Regional Vice President of Universal Health Services, Inc. from 2000 until 2003.

Brent Turner joined the Company in February 2011 and served as Co-President from that time until April 2012, when he was named President. Previously, Mr. Turner served as the Executive Vice President, Finance and Administration of PSI from August 2005 to November 2010 and as the Vice President, Treasurer and Investor Relations of PSI from February 2003 to August 2005. From late 2008 through 2010, Mr. Turner also served as a Division President of PSI overseeing facilities in Texas, Illinois and Minnesota. From 1996 until January 2001, Mr. Turner was employed by Corrections Corporation of America, a prison operator, serving as Treasurer from 1998 to 2001. Mr. Turner serves on the board of directors of LHC Group, Inc. (NASDAQ: LHCG), Surgery Partners, Inc. (NASDAQ: SRGY) and the National Association of Psychiatric Health Systems (NAPHS).

Christopher L. Howard joined the Company in February 2011 and has served as our Executive Vice President, General Counsel and Secretary since that time. Before joining the Company, Mr. Howard served as PSI’s Executive Vice President, General Counsel and Secretary from September 2005 to November 2010. Prior to joining PSI, Mr. Howard was a partner at Waller Lansden Dortch & Davis, LLP, a law firm based in Nashville, Tennessee.

David M. Duckworth joined the Company as our Controller in April 2011 and became Chief Accounting Officer in January 2012 and Chief Financial Officer in July 2012. From May 2010 to April 2011, Mr. Duckworth served as Director of Finance at Emdeon Inc., a leading provider of revenue and payment cycle management and clinical information exchange solutions. Prior to joining Emdeon, Mr. Duckworth was a Manager with Ernst & Young LLP, which he joined in 2002.

Bruce A. Shear joined the Company in November 2011 and has served as Executive Vice Chairman of the Company since that time. Prior to joining the Company, Mr. Shear served as President, Chief Executive Officer and a director of PHC beginning in 1980 and Treasurer of PHC from September 1993 until February 1996. From 1976 to 1980, he served as Vice President, Financial Affairs, of PHC.

Scott E. Schwieger joined the Company in January 2012 as Deputy General Counsel and became Chief Compliance Officer in August 2016. Before joining the Company, Mr. Schwieger served as Associate General Counsel for Universal Health Services, Inc. (“UHS”) from November 2010 to November 2011. Prior to joining UHS, Mr. Schwieger served as Deputy General Counsel for PSI from March 2008 to November 2010.

Randall P. Goldberg joined the Company in April 2011 and has served as our Vice President of Business Development since that time. Before joining the Company, Mr. Goldberg served in the same position with UHS from November 2010 to April 2011 and with PSI from June 2008 to November 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to ownership of our Common Stock as of March 30, 2017, by:

•	Each person who we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	Each of our directors and nominees;

•	Each of our Named Executive Officers; and

•	All of our directors and executive officers as a group.

To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 87,817,413 shares of Common Stock outstanding on March 30, 2017, unless otherwise indicated.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
T. Rowe Price Associates, Inc.(3)	11,960,724	13.6%
Wellington Management Group LLC(4)	10,168,929	11.6%
Wells Fargo & Company(5)	9,236,532	10.5%
JPMorgan Chase & Co.(6)	7,647,540	8.7%
The Vanguard Group (7)	5,311,683	6.0%
Reeve B. Waud(8)	4,298,733	4.9%
Christopher R. Gordon(9)	3,456,653	3.9%
Joey A. Jacobs(10)	1,038,422	1.2%
Brent Turner(11)	315,116	*
Ronald M. Fincher(12)	241,461	*
Christopher L. Howard(13)	237,818	*
David M. Duckworth(14)	45,016	*
E. Perot Bissell(15)	9,698	*
Vicky B. Gregg(16)	2,840	*
William F. Grieco(17)	65,261	*
Wade D. Miquelon(15)	21,766	*
William M. Petrie, M.D.(15)	13,487	*
Hartley R. Rogers(15)	9,698	*
Bruce A. Shear(15)	10,341	*
All directors and executive officers as a group (16 persons)(18)	9,789,758	11.1%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067.
(2)	Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within 60 days of March 30, 2017. Such shares are deemed to be outstanding for the purpose of computing the “percent of class” for that individual, but are not deemed outstanding for the purpose of computing the percentage of any other person.
(3)	Information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 6, 2017. Price Associates reported that it possesses (i) sole voting power with respect to 2,489,391 shares, and (ii) sole dispositive power with respect to 11,960,724 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(4)	Information is based solely on the Schedule 13G/A filed by Wellington Management Group (“Wellington”) with the SEC on February 9, 2017. Wellington reported that it possessed shared dispositive power with respect to all of the shares. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(5)	Information is based solely on the Schedule 13G/A filed by Wells Fargo & Company (“Wells Fargo”) with the SEC on January 24, 2017. Wells Fargo reported that it possessed (i) sole voting power with respect to 120,239 shares, (ii) sole dispositive power with respect to 120,239 shares, and (iii) shared dispositive power with respect to 9,116,293 shares. The address for Wells Fargo is 420 Montgomery Street, San Francisco, California 94104.
(6)	Information is based solely on the Schedule 13G/A filed by JPMorgan Chase & Co. (“JPMorgan”) with the SEC on January 13, 2017. JPMorgan reported that it possessed (i) sole voting power with respect to 6,909,509 shares, and (ii) sole dispositive power with respect to 7,646,240 shares. The address for JPMorgan is 270 Park Avenue, New York, New York 10017.
(7)	Information is based solely on the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2017. Vanguard reported that it possessed (i) sole voting power with respect to 44,723 shares, (ii) sole dispositive power with respect to 5,263,178 shares, and (iii) shared dispositive power with respect to 4,423,893 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)	Information is based solely on the Schedule 13D/A filed by WCP with the SEC on March 15, 2017. The 4,298,733 shares of Common Stock are owned of record as follows: (i) 570,710 shares by Waud Capital Partners II, L.P. (“WCP II”); (ii) 1,043,348 shares by Waud Capital Partners QP II, L.P. (“Waud QP II”); (iii) 531,113 shares by the Halcyon Exempt Family Trust; (iv) 41,765 shares by Waud Family Partners, L.P. (“WFP LP”); (v) 159,233 shares by WCP FIF II (Acadia), L.P. (“WCP FIF II”); (vi) 163,082 shares by Waud Capital Affiliates II, L.L.C. (“Waud Affiliates II”); (vii) 83,694 shares by Waud Capital Affiliates III, L.L.C. (“Waud Affiliates III”); (viii) 227,335 shares by WCP FIF III (Acadia), L.P. (“WCP FIF III”); (ix) 518,000 shares by Waud Capital Partners QP III, L.P. (“Waud QP III”); (x) 91,603 shares by Waud Capital Partners III, L.P. (“WCP III”); (xi) 4,555 shares of restricted stock by Mr. Waud; (xii) 795,667 shares by Crystal Cove LP; (xiii) 33,333 shares by Melissa W. Waud, Mr. Waud’s wife; and (xiv) 35,296 shares by Waud Capital Partners, L.L.C.

Waud Capital Partners Management II, L.P. (“WCPM II”), as the general partner of WCP II, Waud QP II and WCP FIF II and the manager of Waud Affiliates II, and Waud Capital Partners II, L.L.C. (“Waud II LLC”), as the general partner of WCPM II, may be deemed to share beneficial ownership of the shares held of record by such entities. Waud Capital Partners Management III, L.P. (“WCPM III”), as the general partner of WCP III, Waud QP III and WCP FIF III and the manager of Waud Affiliates III, and Waud Capital Partners III, L.L.C. (“Waud III LLC”), as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares held of record by such entities. Mr. Waud may be deemed to beneficially own the shares of Common Stock held by each of the above entities by virtue of his (A) making decisions for the limited partner committee of each of WCPM II and WCPM III, (B) being the manager of Waud II LLC and Waud III LLC, (C) being the general partner of WFP LP and Crystal Cove LP, (D) being the investment advisor of the Halcyon Exempt Family Trust, (E) being married to Ms. Waud, and (F) being the sole manager of Waud Capital Partners, L.L.C.

(9)	Includes 3,914 shares of restricted stock. As Managing Director of Bain Capital Investors, LLC (“BCI”), Mr. Gordon may be deemed to share beneficial ownership of 3,452,202 shares held of record by the Bain Capital Entities (defined below). Information is based solely on the Schedule 13D/A filed by investment funds affiliated with Bain Capital Partners, LLC with the SEC on August 17, 2015. The 3,452,202 shares of Common Stock are owned of record as follows: (i) 2,941,666 shares of Common Stock are held by Bain Capital Fund VIII, LLC (“Fund VIII”); (ii) 387,155 shares of Common Stock are held by Bain Capital VIII Coinvestment Fund, LLC (“Coinvestment Fund VIII”); (iii) 1,087 shares of Common Stock are held by BCIP Associates – G (“Associates – G”); (iv) 65,813 shares of Common Stock are held by BCIP Associates III, LLC (“BCIP III”); (v) 29,868 shares of Common Stock are held by BCIP T Associates III, LLC (“BCIP T III”); (vi) 9,010 shares of Common Stock are held by BCIP Associates III-B, LLC (“BCIP III-B”); (vii) 1,835 shares of Common Stock are held by BCIP T Associates III-B, LLC (“BCIP T III-B”); (viii) 15,768 shares of Common Stock are held by Bain Capital (CR) L.P. (“BCCR,” and collectively with Fund VIII, Coinvestment Fund VIII, Associates – G, BCIP III, BCIP T III, BCIP III-B and BCIP T III-B, the “Bain Capital Entities”).

BCI is the sole general partner of Bain Capital Partners VIII, L.P., which is the sole member of both (i) Bain Capital Fund VIII, L.P., the sole member of Fund VIII, and (ii) Bain Capital VIII Coinvestment Fund, L.P., the sole member of Coinvestment Fund VIII. BCI is also the managing partner of (i) Associates – G, (ii) BCIP Associates III, which is the manager of both BCIP Associates and BCIP T Associates, and (iii) BCIP Associates III-B, which is the manager of both BCIP Associates III-B and BCIP T Associates III-B. BCI is also the general partner of Bain Capital (CR) L.P. RGIP GP, LLC is the general partner of RGIP, LP.

(10)	Includes 283,825 shares held by the Jeremy Brent Jacobs GST Non-Exempt Trust u/a/d 04/26/2011, 283,824 shares held by the Scott Douglas Jacobs GST Non-Exempt Trust u/a/d 04/26/2011, 76,201 shares of restricted stock and options to purchase 69,277 shares of Common Stock.

(11)	Includes 103,126 shares held by the Elizabeth Grace Turner 2011 Vested Trust, 103,126 shares held by the William Jesse Turner 2011 Vested Trust, 15,536 shares of restricted stock and options to purchase 27,758 shares of Common Stock.
(12)	Includes 28,712 shares held by the Ras W. Fincher II Trust u/a/d 9/13/11, 28,711 shares held by the Morgan M. Fincher Trust u/a/d 9/13/11, 28,712 shares held by the Cody C. Fincher Trust u/a/d 9/13/11, 16,803 shares of restricted stock and options to purchase 25,713 shares of Common Stock.
(13)	Includes 13,598 shares of restricted stock and options to purchase 20,057 shares of Common Stock.
(14)	Includes 10,892 shares of restricted stock and options to purchase 21,377 shares of Common Stock.
(15)	Includes 4,555 shares of restricted stock.
(16)	Includes 2,840 shares of restricted stock.
(17)	Includes 4,555 shares of restricted stock and options to purchase 20,000 shares of Common Stock.
(18)	Includes 183,769 shares of restricted stock and options to purchase 191,532 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. There are specific due dates for these reports and we are required to report in this Proxy Statement any failure to file reports in a timely manner as required during 2016. Based upon a review of these filings and written representations from our directors and executive officers, we believe that all reports required to be filed with the SEC pursuant to Section 16(a) during 2016 were filed in a timely manner except:

•	Fred T. Dodd, Jr. filed a report on Form 4 on February 9, 2016 with respect to the acquisition of Common Stock and stock options as of February 24, 2015;

•	Randall Goldberg filed a report on Form 4 on February 9, 2016 with respect to the acquisition of Common Stock and stock options as of February 24, 2015; and

•	Scott E. Schwieger filed a report on Form 3 on February 7, 2017 with respect to his ownership of Common Stock as of August 1, 2016, and filed a Form 4 on February 7, 2017 with respect to the acquisition of Common Stock resulting from the exercise of stock options and the subsequent disposition of Common Stock received upon exercise as of August 2, 2016, the disposition of Common Stock as of August 12, 2016, and the receipt of Common Stock and stock option awards as of August 23, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers, as required under the rules of the SEC. Our Named Executive Officers for 2016 were:

Name	Title
Joey A. Jacobs	Chief Executive Officer
Ronald M. Fincher	Chief Operating Officer
Brent Turner	President
Christopher L. Howard	Executive Vice President, General Counsel and Secretary
David M. Duckworth	Chief Financial Officer

Executive Summary

Summary of 2016 Company Performance and Business Highlights

In 2016, Acadia experienced substantial profitable growth through accretive acquisitions and improved same-facility performance, despite challenges presented by the review of our acquisition of Priory Group by the Competition and Markets Authority (the “CMA”) in the U.K. and the subsequent divestiture of 22 of our U.K. facilities in late 2016 to satisfy the CMA’s anti-trust concerns. Results for the year include:

•	Revenue for 2016 increased 56.6% to $2.8 billion from $1.8 billion for 2015.

•	Adjusted income from continuing operations attributable to Acadia stockholders per diluted share was $2.45 for 2016 compared with $2.23 for 2015, on a 25.7% increase in weighted average diluted shares outstanding. A reconciliation of Adjusted EBITDA and Adjusted EPS can be found on the last page of this Proxy Statement.

•	Adjusted EBITDA for purposes of our compensation plans increased from approximately $406.5 million for 2015 to approximately $612.9 million for 2016.

•	Revenue growth for 2016 was primarily driven by the addition of over 7,100 beds to our operations through acquisitions and organic growth. In February 2016, the Company completed the acquisition of Priory Group, the leading U.K. provider of behavioral healthcare services. The 2016 acquisitions brought 306 net facilities and approximately 6,400 net beds to Acadia.

•	We added 827 beds at existing facilities during 2016 (and another 140 beds at two de novo facilities), ending the year with over 17,100 beds in 573 facilities in 39 states, the United Kingdom and Puerto Rico.

Overview of 2016 Compensation Decisions and Results

Compensation highlights for our Named Executive Officers for 2016 include the following, as more fully described in this Compensation Discussion and Analysis:

•	The Compensation Committee increased the base salary of each of our Named Executive Officers effective January 1, 2017 to reflect market-based adjustments to align base compensation with peer companies and to recognize the additional demands on and responsibilities of the Named Executive Officers arising from the Company’s rapid growth and expansion, as described below in the section entitled “Components of Executive Compensation – Base Salary.”

•	The Adjusted EBITDA and Adjusted EPS (as such terms are defined below) measures set forth in our non-equity incentive compensation plan for 2016 were achieved at 99.5% and 102.2% of target, respectively, resulting in the payment of cash bonuses to our Named Executive Officers as described below in the section entitled “Components of Executive Compensation – Annual Non-Equity Incentive Compensation.”

•	Long-term equity-based compensation awards to the Named Executive Officers consisting of time vesting restricted stock and performance vesting restricted stock units were granted to our Named Executive Officers. Annual performance vesting restricted stock units granted in 2014 and 2015 vested between the applicable target and maximum levels, and annual performance vesting restricted stock units granted in 2016 vested at threshold levels, as a result of the Company’s 2016 Adjusted EPS performance, as described below in the section entitled “Components of Executive Compensation – Equity-Based Compensation.”

•	For performance vesting restricted stock units granted to the Named Executive Officers (other than Mr. Jacobs) in February 2015 relating to the Partnerships in Care and CRC Health Group, Inc. (“CRC”) acquisitions, actual 2016 revenue for Partnerships in Care and CRC was achieved at 118% of target, resulting in the vesting of the remaining 50% of the restricted stock units. For more information, see the section entitled “Components of Executive Compensation – Equity-Based Compensation – 2015 Special Awards.”

Stockholder Approval of Executive Compensation on an Advisory Basis

At our 2016 Annual Meeting of Stockholders, we held an advisory vote to approve the compensation of our Named Executive Officers as disclosed in our Proxy Statement dated April 8, 2016 related to the annual meeting. Stockholders of the Company expressed overwhelming support for the compensation of our Named Executive Officers, with approximately 99% of the votes cast supporting the Company’s executive compensation. The Compensation Committee believes that the vote reflected a very favorable view of the alignment between executive pay and company performance and has continued to apply the same principles and philosophy to compensation decisions since the 2016 annual meeting.

Compensation Process and Philosophy

The Compensation Committee is responsible for discharging our Board of Directors’ responsibilities relating to the oversight, administration and approval of our compensation plans, policies and programs for our executive officers and directors. The primary responsibilities and duties of the Compensation Committee are described above in the section entitled “CORPORATE GOVERNANCE – Committees of the Board of Directors – Compensation Committee.”

Our executive compensation program seeks to:

•	Link the interests of management with those of our stockholders by encouraging stock ownership;

•	Attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive within the healthcare industry;

•	Recognize and reward senior management’s individual and collective efforts relating to the financial performance of the Company and creation of stockholder value through salary, annual cash incentives and long-term stock-based incentives; and

•	Manage compensation based on the individual’s level of skill, knowledge, effort and responsibility.

The Compensation Committee believes that the compensation of our executive officers should provide a competitive level of total compensation necessary to attract and retain talented and experienced executives, and motivate them to contribute to our success. The committee has a pay-for-performance philosophy that works to align the interests of management with the interests of stockholders through the use of incentive compensation and an approach that puts a majority of the compensation of our Named Executive Officers at risk if the Company does not perform.

Our Compensation Committee reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. Our Chief Executive Officer provides the Compensation Committee with input regarding the performance of and compensation recommendations for other executive officers based on his direct knowledge of their contributions during the year. Our Chief Executive Officer does not play any role with respect to the deliberations and determinations about his own compensation. Our Chief Executive Officer considers internal pay equity issues, individual contribution and performance, competitive pressures and our financial performance in making his recommendations to the Compensation Committee.

Our Compensation Committee believes that our executive compensation program should be internally consistent and equitable in order to achieve our compensation goals. The committee relies on its collective judgment together with the information provided to it by management, the analyses and goals described above and the recommendations of our Chief Executive Officer. The committee also considers the qualifications, length of service, experience, consistency of performance, position, responsibilities, individual performance and available competitive alternatives of our executives, their existing compensation and our financial resources, performance and prospects in determining appropriate levels of compensation for our executives.

Executive Compensation Practices

Highlighted below are some of the key elements of our compensation program that the Committee believes evidence strong corporate governance and alignment of our executive compensation with long-term stockholder interests.

What We Do

•	Vast majority of pay is performance-based and not guaranteed

•	Apply stringent share ownership and share retention policies

•	Use of peer market data for benchmarking and calibration

•	Consult with an independent compensation consultant

•	Prohibit hedging and short sales by officers and directors

•	Prohibit officer and directors from pledging Company stock or holding Company stock in a margin account

•	Utilize double trigger severance agreements upon a change in control

•	Include clawback provisions in our key compensation programs

What We Don’t Do

•	No supplemental executive retirement plans

•	No stock option repricing or exchanges without stockholder approval

•	No single trigger vesting of equity or cash severance payments upon a change in control

•	No excessive perquisites

•	No tax gross-ups related to change in control or otherwise

Role of Compensation Consultant

In 2016, our Compensation Committee retained an outside compensation consultant, Aon Hewitt, to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. To assist the Compensation Committee in evaluating 2015 compensation and setting compensation for 2016, Aon Hewitt provided to the Compensation Committee a detailed report assessing the competitiveness of the compensation amounts offered by us to our executive officers, including an examination of base salary, target total cash consideration, long-term incentives and target total direct compensation, and a comparison of our financial performance with comparable healthcare companies.

Our Compensation Committee has considered the relationships that Aon Hewitt has had with the Company, the members of the Compensation Committee and our executive officers, and has taken into account the factors required by NASDAQ to be considered when assessing a consultant’s independence. After considering such relationships and factors, the Compensation Committee determined that the work of Aon Hewitt in 2016 did not raise any conflicts of interest. Outside of its direct engagement by the Compensation Committee as an independent compensation consultant to the Compensation Committee with respect to executive compensation matters, Aon Hewitt did not provide other services to the Company in 2016.

2016 Peer Group

In order to compare our compensation to other healthcare companies in 2016, our Compensation Committee, in consultation with Aon Hewitt, selected a peer group of 15 publicly-traded healthcare companies generally with similar revenue and service offerings to us. The peer group includes companies with higher revenue given the anticipated growth of the company at the time that the peer group was selected. The 2016 peer group consists of the following companies (the “2016 Peer Group”), all of which were included in the peer group selected by our Compensation Committee for 2015:

•	Amsurg Corp.	•	MEDNAX, Inc.
•	Brookdale Senior Living Inc.	•	Molina Healthcare, Inc.
•	Envision Healthcare Holdings, Inc.	•	Quest Diagnostics Incorporated
•	HealthSouth Corp.	•	Select Medical Holdings Corporation
•	Kindred Healthcare, Inc.	•	Team Health Holdings, Inc.
•	Laboratory Corporation of America Holdings	•	Universal Health Services Inc.
•	LifePoint Health, Inc.	•	VCA Inc.
•	Magellan Health, Inc.

The Compensation Committee used the same selection screens for the 2016 Peer Group as the prior year’s peer group selected by our Compensation Committee (the “2015 Peer Group”), specifically: industry, market capitalization, revenue and revenue growth. The 2016 Peer Group reflects the removal of two companies that were included in the 2015 Peer Group due to those companies no longer being publicly-traded.

Revenue for the twelve months ended December 31, 2015 for the 2016 Peer Group ranged from approximately $2.1 billion to $13.8 billion. For purposes of comparison, our projected revenue at the time the 2016 Peer Group was selected placed us below the 25th percentile of the 2016 Peer Group, allowing for continued growth. Market capitalization for the 2016 Peer Group ranged from approximately $871 million to $14.1 billion as of September 30, 2016, when the analysis of peer groups was conducted. Our market capitalization was approximately $4.3 billion as of September 30, 2016, which placed us between the 50th and 75th percentiles of the 2016 Peer Group.

Components of Executive Compensation

The components of our compensation program for executive officers include base salary, performance-based cash and equity incentive compensation, and time-based equity awards. As illustrated in the charts below and consistent with our pay for performance philosophy, 89% of Mr. Jacobs’ total direct compensation and, on average, 76% of the other Named Executive Officers’ total direct compensation for 2016 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes base salary, actual non-equity incentive compensation and the grant date fair value of our annual equity grants made in 2016. See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the compensation paid to our Named Executive Officers.

Base Salary

Our Compensation Committee generally meets on an annual basis to review each Named Executive Officer’s base salary and to consider adjustments to each Named Executive Officer’s base salary for the following year. The base salaries under the employment agreements for our Named Executive Officers are subject to an annual increase in the sole discretion of the Compensation Committee. In setting base salaries for 2016 and 2017, the committee reviewed the composition of the peer group and the market studies prepared by Aon Hewitt, discussed the peer group and the market studies with Aon Hewitt and, for Named Executive Officers other than himself, Mr. Jacobs, evaluated the individual performance and roles and responsibilities of each executive officer and considered our financial performance. In addition, the committee took into account the additional demands on and responsibilities of the Named Executive Officers as a result of recent acquisitions in the United States and the United Kingdom. In the case of Mr. Duckworth, the committee approved a higher percentage increase in base salary than for the other Named Executive Officers to bring his base salary in line with the peer group. After considering these factors, the committee approved the following base salaries for the Named Executive Officers effective as of January 1, 2016 and 2017:

Name	Base Salary As of January 1, 2016	Base Salary As of January 1, 2017	Percentage Increase
Joey A. Jacobs	$1,071,000	$1,124,500	5.0%
Ronald M. Fincher	650,000	676,000	4.0%
Brent Turner	600,000	624,000	4.0%
Christopher L. Howard	527,000	537,500	2.0%
David M. Duckworth	530,000	598,900	13.0%

See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the base salaries paid to our Named Executive Officers.

Annual Non-Equity Incentive Compensation

Annual non-equity incentive awards paid to our Named Executive Officers are a reward for the realization of established performance objectives. Our Compensation Committee annually adopts a cash bonus plan pursuant to the Company’s Amended and Restated Incentive Compensation Plan (the “Incentive Plan”) for each Named Executive Officer that establishes performance objectives for the Named Executive Officer. The Compensation Committee generally meets in February or March to review whether and the extent to which performance objectives have been achieved for the prior year. All non-equity incentive awards are subject to the review and approval of the Compensation Committee, which has the discretion to adjust any and all such awards.

2016 Awards

Annual non-equity incentive compensation payable to our Named Executive Officers for 2016 was based 100% on the company-wide measures Adjusted EBITDA and Adjusted EPS (as defined below). Each of Adjusted EBITDA and Adjusted EPS determined 50% of the total incentive award. The Compensation Committee believes that Adjusted EBITDA and Adjusted EPS are the appropriate financial measures for determining annual cash incentive awards because they are important measures of our performance and the performance of our management, they drive our success and growth and they are key criteria by which management plans and monitors our business. No cash incentive payments are payable unless the Company achieves at least 95% of its budgeted Adjusted EBITDA for 2016.

For purposes of determining 2016 non-equity incentive compensation, we define Adjusted EBITDA as the sum of the following: (a) net income from continuing operations, (b) interest expense, (c) income tax expense, (d) depreciation and amortization expense, (e) equity-based compensation expense, (f) transaction-related expenses, (g) loss on extinguishment of debt, (h) impairment and other non-cash charges, (i) legal settlement costs, (j) severance and restructuring costs and (k) gain or loss on foreign currency derivatives. Adjusted EPS is defined as earnings per share from continuing operations adjusted for non-recurring, infrequent or unusual items. Adjusted EBITDA and Adjusted EPS are calculated net of non-equity incentive payments. For purposes of determining whether 2016 performance objectives were met, Adjusted EBITDA is adjusted to include 90% of earnings generated by acquisitions, while Adjusted EPS is adjusted to include 50% of earnings generated by acquisitions, in order to incentivize management to pursue accretive acquisitions that will benefit the company without inequitably adjusting performance objectives. In addition, both measures are adjusted to account for (1) exchange rate fluctuations in order to compare results on a constant currency basis and (2) the divestiture of 22 of our U.K. facilities in late 2016 to satisfy the CMA’s anti-trust concerns, as permitted by the Incentive Plan which allows the Compensation Committee, in its sole discretion, to exclude, or adjust to reflect, the impact of any event or occurrence that the Committee determines should be appropriately excluded or adjusted.

The table below sets forth the threshold, target and maximum cash incentive award for 2016 (as a percentage of base salary) for each of the Named Executive Officers.

Name	Threshold	Target	Maximum
Joey A. Jacobs	65%	130%	260%
Ronald M. Fincher	42.5%	85%	170%
Brent Turner	42.5%	85%	170%
Christopher L. Howard	42.5%	85%	170%
David M. Duckworth	37.5%	75%	150%

These target and maximum percentages are no less than the target and maximum percentages that each executive is eligible to earn (as a percentage of base salary) pursuant to amended and restated employment agreements entered into with Messrs. Jacobs, Fincher, Turner and Howard, respectively, and an initial employment agreement entered into with Mr. Duckworth, in April 2014. The 2015 threshold, target and maximum cash incentive awards for Mr. Jacobs of 62.5%, 125% and 250% of base salary, respectively, were increased in 2016 as indicated above primarily based on the committee’s review of the peer group, individual performance and our financial performance.

For purposes of our 2016 non-equity incentive awards, our target level Adjusted EBITDA was $616.1 million and our target level Adjusted EPS was $2.40. Threshold and maximum performance levels for each of these measures was 95% and 105% of target, respectively. The measures are weighted equally. For example, if our actual Adjusted EBITDA for 2016 was $616.1 million, Mr. Jacobs would receive 65% of his base salary with respect to the EBITDA portion (50%) of his target bonus (130% of base salary). If our Adjusted EPS for 2016 was $2.40, Mr. Jacobs would receive 65% of his base salary with respect to the Adjusted EPS portion (50%) of his target bonus (130% of base salary).Straight-line interpolation is used to determine awards for performance between goal levels.

On March 14, 2017, the Compensation Committee met to determine whether and the extent to which the performance goals for the 2016 annual non-equity incentive awards had been achieved. Adjusted EBITDA increased from approximately $406.5 million for 2015 to approximately $612.9 million for 2016 and Adjusted EPS increased from $2.23 for 2015 to $2.45 for 2016. The Compensation Committee determined that actual Adjusted EBITDA for 2016 was 99.5% of target Adjusted EBITDA and actual Adjusted EPS for 2016 was 102.2% of target Adjusted EPS. The weighted average payout as a percentage of target was 100.9%. As a result of these performance measures, the Named Executive Officers received the following cash incentive payments with respect to 2016:

Name	EPS Component	EBITDA Component	Total Cash Incentive Payment
Joey A. Jacobs	$986,213	$660,419	$1,646,632
Ronald M. Fincher	391,354	262,071	653,425
Brent Turner	361,250	241,912	603,162
Christopher L. Howard	317,298	212,479	529,777
David M. Duckworth	281,563	188,548	470,111

2017 Awards

Effective March 29, 2017, the Compensation Committee approved non-equity incentive awards for each of our Named Executive Officers for 2017 with potential cash incentive payments to be based 100% on the company-wide measures Adjusted EBITDA and Adjusted EPS. Each of Adjusted EBITDA and Adjusted EPS determines 50% of the total incentive award. No cash incentive payments will be payable unless the Company achieves at least 95% of its budgeted Adjusted EBITDA for 2017. The methodology for establishing the vesting criteria for the 2017 non-equity incentive awards is similar to that for the 2016 non-equity incentive awards. See the section above entitled “Components of Executive Compensation – Annual Non-Equity Incentive Compensation – 2016 Awards” for more information about the determination of 2017 performance.

The table below sets forth the threshold, target and maximum cash incentive award for 2017 (as a percentage of base salary) for each of the Named Executive Officers.

Name	Threshold	Target	Maximum
Joey A. Jacobs	65%	130%	260%
Ronald M. Fincher	42.5%	85%	170%
Brent Turner	42.5%	85%	170%
Christopher L. Howard	42.5%	85%	170%
David M. Duckworth	37.5%	75%	150%

Equity-Based Compensation

Our Compensation Committee believes that time vesting restricted stock and performance vesting restricted stock units are a key component to the compensation of our executive officers, and providing a mix of different types of equity awards is consistent with market practice for executive officers in our peer group. The committee believes that restricted stock and restricted stock units provide a substantial incentive to our Named Executive Officers by allowing them to directly participate in any increase in our long-term value. These incentives are intended to reward, motivate and retain the services of our Named Executive Officers. The committee believes that a mix of equity awards aligns the interests of our Named Executive Officers with those of our stockholders and is consistent with our pay-for-performance philosophy. Equity-based awards are typically granted under the Incentive Plan in February or March of each year.

2016 Annual Awards

On February 5, 2016, the Board approved grants of the following number of performance vesting restricted stock units (subject to the achievement of certain performance goals and continued employment) and time vesting restricted stock under the Incentive Plan to our Named Executive Officers:

Name	Performance Restricted Stock Units	Restricted Stock
Joey A. Jacobs	83,392	27,797
Ronald M. Fincher	18,367	6,122
Brent Turner	16,954	5,651
Christopher L. Howard	14,891	4,964
David M. Duckworth	11,648	3,883

The allocation among performance vesting restricted stock units (75% of the total equity award) and restricted stock (25% of the total equity award) is not based on a formula approach but reflects the committee’s view that most equity-based incentives should be performance-based and at risk. The Named Executive Officers must be employed by the Company at the time the restricted stock units and/or restricted stock vest in order to receive the shares of Common Stock underlying each award, except in the case of certain terminations of employment as discussed under the heading “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control under the Employment Agreements.”

Restricted Stock Units. The restricted stock units granted on February 5, 2016 are earned in three equal annual installments based upon the achievement of specified performance levels of Adjusted EPS for 2016, 2017 and 2018. The Compensation Committee established, on the grant date, the performance objectives for the three year performance period for purposes of the vesting of restricted stock units. The Compensation Committee believes that Adjusted EPS provides the best incentive to senior management and is the appropriate financial measure for determining vesting of restricted stock unit awards because it is an important measure of our performance and the performance of our management, it drives our success and growth and it is a key criterion by which management plans and monitors our business.

The number of shares of Common Stock that may be issued upon vesting of the restricted stock units ranges from 0% to 200% of the total number of units set forth above in accordance with a formula based on our Adjusted EPS. None of the performance vesting restricted stock units will vest for performance below 95% of the specified Adjusted EPS. Unearned performance awards in each performance period are forfeited.

For 2016, the threshold award (as a percentage of the number of restricted stock units eligible for vesting based on 2016 performance) for each Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%. The actual number of shares of Common Stock to be issued upon vesting of the restricted stock units each year is based on performance relative to the specified Adjusted EPS for the corresponding year, which Adjusted EPS was established at the beginning of the three-year period. For purposes of determining vesting of RSUs granted in February 2016, Adjusted EPS was adjusted to account for (1) exchange rate fluctuations in order to compare results on a constant currency basis, (2) the divestiture of 22 of our U.K. facilities in late 2016 to satisfy the CMA’s anti-trust concerns and (3) the delay in recognizing synergies from the Priory acquisition as a result of the CMA’s restrictions during its review of the acquisition, as permitted by the Incentive Plan.

The table below sets forth the number of shares of Common Stock that each Named Executive Officer was eligible to earn for 2016 (as a percentage of the number of restricted stock units eligible for vesting based on 2016 performance), subject to continued employment throughout the performance period, based upon the Company’s performance relative to Adjusted EPS performance levels. For example, if our Adjusted EPS for 2016 was $2.58, each Named Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of restricted stock units that may vest based on 2016 performance.

Adjusted EPS of $2.45 - $2.58	Adjusted EPS of $2.58 - $2.71	Adjusted EPS of $2.71 or Greater
50% - 100%	100% - 200%	200%

On March 14, 2017, the Compensation Committee met to determine whether and the extent to which the performance goals for the 2016 restricted stock unit awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2016 was $2.45, resulting in vesting of approximately 50% of the first tranche of the 2016 restricted stock unit award. As a result, the following number of shares of Common Stock were earned by the Named Executive Officers for 2016 pursuant to the 2016 annual restricted stock unit awards:

Name	Shares Issued Upon Vesting of 2016 Annual Performance Restricted Stock Unit Awards
Joey A. Jacobs	13,899
Ronald M. Fincher	3,061
Brent Turner	2,826
Christopher L. Howard	2,482
David M. Duckworth	1,942

Restricted Stock. The time vesting restricted stock granted in 2016 vests 25% per year on the four successive anniversaries of the date of grant.

Vesting of 2015 Special Awards

On February 26, 2015, the Compensation Committee approved grants of the following number of performance vesting restricted stock units under the Incentive Plan to the following Named Executive Officers (subject to the achievement of certain specific revenue targets related to our acquisitions of Partnerships in Care and CRC, and continued employment):

Name	Performance Restricted Stock Units
Ronald M. Fincher	19,048
Brent Turner	9,603
Christopher L. Howard	6,746
David M. Duckworth	4,190

The number of restricted stock units granted to the Named Executive Officers was determined based on a percentage of base salary deemed appropriate by the committee (200% of base salary for Mr. Fincher, 110% of base salary for Mr. Turner, 85% of base salary for Mr. Howard, and 55% of base salary for Mr. Duckworth). The 2015 special awards were intended to recognize the additional demands on and responsibilities of the Named Executive Officers relating to recent acquisitions and our expansion to the United Kingdom. The Partnerships in Care acquisition was the Company’s first expansion internationally and the CRC acquisition was a major step in our long-term strategy to build America’s leading national platform of comprehensive behavioral healthcare services through the acquisition of the country’s largest specialized behavioral healthcare provider. Both of these transactions were transformational for the Company and laid the groundwork for future growth. Given the specific nature of the awards, the Compensation Committee determined to make a special award rather than increase the annual awards to the Named Executive Officers. The Named Executive Officers must be employed by the Company at the time the restricted stock units vest in order to receive the shares of Common Stock underlying each award.

The special award of restricted stock units granted in 2015 are earned in two equal annual installments based upon the achievement of specified revenue levels for 2015 and 2016 related to the Partnerships in Care and CRC acquisitions. The maximum number of shares of Common Stock that may be issued upon vesting of the restricted stock units in a given year is equal to half of the total number of units set forth above. None of the performance vesting restricted stock will be issued for performance below the specified revenue level for the applicable year, and the performance criteria for each acquisition must be achieved for the special award to be earned. Unearned performance awards in each performance period are forfeited.

On March 14, 2017, the Compensation Committee met to determine whether and the extent to which the 2016 performance goals for the 2015 special restricted stock unit awards had been achieved. The Compensation Committee determined that the performance criteria for both acquisitions had been met as revenue for CRC increased from $452.2 million for the twelve months ended December 31, 2014 to $534.8 million for the twelve months ended December 31, 2016, an increase of 18.3%, and revenue for Partnerships in Care increased from £171.1 million for the twelve months ended June 30, 2014 to £201.9 million for the twelve months ended December 31, 2016 (not including any adjustment for loss of revenue from the Partnerships in Care facilities divested effective November 30, 2016), an increase of 18.0%. As a result, one-half of the 2015 special grant of restricted stock units vested with the following number of shares of Common Stock earned by the Named Executive Officers for 2016 pursuant to the 2015 special restricted stock unit awards:

Name	Shares Issued Upon Vesting of 2015 Special Performance Restricted Stock Unit Awards
Ronald M. Fincher	9,524
Brent Turner	4,801
Christopher L. Howard	3,373
David M. Duckworth	2,095

Vesting of 2015 and 2014 Restricted Stock Unit Awards

On February 24, 2015 and February 27, 2014, the Board approved grants of the following number of performance vesting restricted stock units under the Incentive Plan to our Named Executive Officers:

Name	2015 Performance Restricted Stock Units	2014 Performance Restricted Stock Units
Joey A. Jacobs	62,044	33,498
Ronald M. Fincher	12,774	9,052
Brent Turner	11,709	8,621
Christopher L. Howard	10,645	7,759
David M. Duckworth	7,299	4,926

The restricted stock units granted in 2015 and 2014 are earned in three equal annual installments based upon the achievement of specified performance levels of Adjusted EPS. The number of shares of Common Stock that may be issued upon vesting of the restricted stock units ranges from 0% to 200% of the total number of units set forth above in accordance with a formula based on our Adjusted EPS. None of the performance vesting restricted stock units will vest for performance below 95% of the specified Adjusted EPS.

For 2016 performance under the 2015 and 2014 restricted stock unit awards, the threshold award (as a percentage of the number of restricted stock units eligible for vesting based on 2016 performance) for each Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%. The actual number of shares of Common Stock to be issued upon vesting of the restricted stock units each year is based on performance relative to the specified Adjusted EPS for the corresponding year, which Adjusted EPS is established at the beginning of each such year. For purposes of determining vesting of RSUs granted in February 2014 and 2015, Adjusted EPS was adjusted to account for (1) exchange rate fluctuations in order to compare results on a constant currency basis and (2) the divestiture of 22 of our U.K. facilities in late 2016 to satisfy the CMA’s anti-trust concerns, as permitted by the Incentive Plan. The 2016 Adjusted EPS target for purposes of the 2015 and 2014 restricted stock unit awards is lower than the 2016 Adjusted EPS target for purposes of the 2016 award because the target for the 2016 award was set at a later date after the Company completed its acquisition of the Priory Group.

The table below sets forth the number of shares of Common Stock that each Named Executive Officer was eligible to earn for 2016 performance under the 2015 and 2014 restricted stock unit awards (as a percentage of the number of restricted stock units eligible for vesting based on 2016 performance), subject to continued employment throughout the performance period, based upon the Company’s performance relative to Adjusted EPS performance levels. For example, if our Adjusted EPS for 2016 was $2.40, each Named Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of restricted stock units that may vest based on 2016 performance.

Adjusted EPS of $2.28 - $2.40	Adjusted EPS of $2.40- $2.52	Adjusted EPS of $2.52 or Greater
50% - 100%	100% - 200%	200%

On March 14, 2017, the Compensation Committee met to determine whether and the extent to which the 2016 performance goals for the 2015 and 2014 restricted stock unit awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2016 was $2.45. As a result, the following number of shares of Common Stock were earned by the Named Executive Officers for 2016 pursuant to the 2015 and 2014 restricted stock unit awards:

Name	Shares Issued Upon Vesting of 2015 Restricted Stock Unit Awards(1)	Shares Issued Upon Vesting of 2014 Restricted Stock Unit Awards(1)
Joey A. Jacobs	29,298	15,819
Ronald M. Fincher	6,032	4,276
Brent Turner	5,529	4,070
Christopher L. Howard	5,026	3,665
David M. Duckworth	3,447	2,326

(1)	Amounts reflect one-third of the grant multiplied by approximately 142%.

2017 Annual Awards

On March 29, 2017, the Compensation Committee approved grants of the following number of performance vesting restricted stock units (subject to the achievement of certain performance goals and continued employment) and shares of time vesting restricted stock under the Incentive Plan to our Named Executive Officers:

Name	Performance Restricted Stock Units	Restricted Stock
Joey A. Jacobs	119,957	39,986
Ronald M. Fincher	26,170	8,723
Brent Turner	24,157	8,052
Christopher L. Howard	20,808	6,936
David M. Duckworth	18,033	6,011

The methodology for establishing the vesting criteria for the 2017 annual awards of equity-based compensation is similar to that for the 2016 annual awards of equity-based compensation with the financial measure Adjusted EPS used for evaluating performance. See the section above entitled “Components of Executive Compensation – Equity-Based Compensation – 2016 Annual Awards” for more information about restricted stock units, restricted stock and the determination of 2017 performance.

Perquisites and other Benefits

We provide our Named Executive Officers with modest perquisites (less than $10,000 on an annual basis) that our Compensation Committee believes are reasonable and consistent with our overall executive compensation program. Our Compensation Committee believes that such perquisites help us to retain our executive personnel and allows them to operate more effectively.

Our Named Executive Officers are eligible for health and welfare benefits available to eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage. The Named Executive Officers also participate in a separate insurance plan that provides long term care benefits to the executives and their spouses. Our general policies applicable to all employees govern paid vacation and other time off for our Named Executive Officers.

Compensation Clawback Policy

If the Company is required to restate its financial statements as a result of misconduct, Section 304 of the Sarbanes-Oxley Act requires the Chief Executive Officer and the Chief Financial Officer to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the financial statements; and (ii) any profits realized from the sale of Company securities during those 12 months. On February 26, 2015, the Compensation Committee adopted and approved a compensation clawback policy applicable to performance-based equity awards issued to executive officers during and after 2015. Under the clawback policy, if a Named Executive Officer is determined by the Board to have engaged in fraud or misconduct contributing to restatement of the Company’s financial statements, the Board shall take appropriate action to address such events, including requiring (i) reimbursement of any equity securities that vested during the preceding three year period, including any proceeds from the sale of such securities, and (ii) cancellation of all unvested equity securities during such three-year period.

Section 954 of the Dodd-Frank Act directs the SEC to promulgate additional rules requiring companies listed on stock exchanges to adopt policies regarding the recovery of executive compensation from executive officers for accounting restatements resulting from material noncompliance with any financial reporting requirement under the securities laws. In accordance with Section 954 of the Dodd-Frank Act, the SEC issued proposed rules in 2015 regarding the adoption of clawback policies. Upon the SEC’s adoption and publication of final rules implementing these requirements, the Compensation Committee will review and, if necessary, revise the Company’s clawback policy to conform with such rules.

Deferred Compensation Plan

On February 28, 2013, our Board adopted and approved the Acadia Healthcare Company, Inc. Deferred Compensation Plan, effective February 1, 2013 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is designed to provide tax-deferred compensation for our eligible employees, including executive officers. Deferred compensation plans are common in our industry, and help in the recruitment and retention of top executive talent.

Under the Deferred Compensation Plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per year for the Chief Executive Officer and the next three most highly compensated executive officers, excluding the Chief Financial Officer. The $1 million limitation does not apply to compensation that qualifies as performance-based. We consider the tax and accounting impact of all compensation. The Compensation Committee believes that tax deductions are only one of several relevant considerations in setting compensation. Furthermore, it also believes that tax deduction limitations should not compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Therefore, in certain cases, our executive compensation may not be deductible for federal income tax purposes.

Stock Ownership Guidelines, Insider Trading Policy, Hedging and Pledging

In March 2012, the Board of Directors adopted stock ownership guidelines for non-management directors. The guidelines require that each non-management director hold an investment position in our Common Stock equal in value to five times the annual cash retainer (exclusive of any Board committee retainers) paid to non-management directors. The guidelines provide for a five-year transition period during which directors can attain the required ownership.

In December 2014, the Board of Directors adopted stock ownership guidelines for certain designated officers. The guidelines require that the Named Executive Officers hold an investment position in our Common Stock equal to the following multiples of annual base salary:

Position	Fair Market Value of Stock Holdings as a Multiple of Base Salary
Chief Executive Officer	5x
Other Named Executive Officers	3x

The guidelines provide for a five-year transition period during which executive officers can attain the required ownership. If an executive officer becomes subject to a greater ownership threshold due to an increase in the amount of his or her annual base salary, the executive officer must satisfy the greater ownership threshold within the later of the original five-year transition period or two years from the effective date of the increase in annual base salary.

Pursuant to the stock ownership guidelines applicable to non-management directors and executive officers, ownership of the following shares of Common Stock (“Qualified Shares”) are counted toward the satisfaction of the applicable ownership requirements: (i) shares owned directly by the non-management director or the executive officer; (ii) shares owned indirectly (e.g. by a spouse or in trust); (iii) restricted shares, including restricted shares that have been granted but that have not vested; (iv) shares issuable upon the settlement of vested restricted stock units; and (v) shares obtained through stock option exercises. For the avoidance of doubt, shares that underlie unexercised options, whether or not vested, will not be deemed to be Qualified Shares.

We maintain an insider trading policy that governs transactions in our securities by directors, officers and other employees. Among other provisions, the policy prohibits “short-selling” of any equity security of the Company and any hedging transactions. Directors and officers are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Termination and Change-in-Control Arrangements

Under the terms of the compensation plans and employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment. The specific terms of these arrangements are discussed under the heading “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control under the Employment Agreements.” The Compensation Committee believes that these arrangements are appropriate and necessary to attract and retain talented senior executives. The Compensation Committee believes that the potential payments and benefits provide security and encourage retention in the event of an actual or potential change in control, such as a sale or “hostile” takeover. The absence of such arrangements could impact our ability to hire talented executives and an executive’s willingness to work through a merger or sale transaction which could be beneficial to our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Wade D. Miquelon, Chairman
Christopher R. Gordon
Vicky B. Gregg
William M. Petrie, M.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table reflects the compensation paid or accrued by us with respect to each of the Named Executive Officers:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Joey A. Jacobs Chief Executive Officer	2016 2015 2014	$1,071,000 1,020,000 1,000,000	$6,640,207 5,099,996 2,720,048	$	— — 643,975	$1,646,632 2,112,024 1,855,465	$4,272 9,827 5,012	$9,362,111 8,251,847 6,224,500
Ronald M. Fincher Chief Operating Officer	2016 2015 2014	650,000 600,000 525,000	1,462,483 2,232,332 735,012		— — 174,005	653,425 848,810 752,728	4,272 9,772 9,772	2,770,180 3,690,914 2,196,517
Brent Turner President	2016 2015 2014	600,000 550,000 500,000	1,349,971 1,558,538 699,995		— — 165,729	603,162 778,076 716,884	3,037 10,194 10,194	2,556,170 2,896,808 2,092,802
Christopher L. Howard Executive Vice President, General Counsel and Secretary	2016 2015 2014	527,000 500,000 450,000	1,185,741 1,293,723 630,011		— — 149,158	529,777 707,341 645,196	3,037 10,276 10,276	2,245,555 2,511,340 1,884,641
David M. Duckworth Chief Financial Officer	2016 2015 2014	530,000 480,000 400,000	927,511 860,051 400,012		— — 94,705	470,111 599,160 506,036	13,563 10,289 10,289	1,941,185 1,949,500 1,411,042

(1)	Reflects the aggregate grant date fair value of restricted stock and restricted stock units granted to each Named Executive Officer pursuant to the Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC 718. The awards are described in more detail in the Grants of Plan-Based Awards section below. See Note 8 to the Consolidated Financial Statements contained in the Company’s 2016 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. With respect to annual grants of restricted stock units, the units vest over three years and the amounts assume that target performance goals are attained in all three years. With respect to the 2015 special grants of restricted stock units, the units vest over two years and the amounts assume that target performance goals are attained in both years.

Assuming that the maximum performance goals are attained in all three years, the aggregate grant date fair value of the annual grants of restricted stock unit awards would have been:

Name	2016 RSU Awards	2015 RSU Awards	2014 RSU Awards
Joey A. Jacobs	$9,960,340	$7,650,025	$3,400,047
Ronald M. Fincher	2,193,754	1,575,034	918,778
Brent Turner	2,024,986	1,443,720	875,032
Christopher L. Howard	1,778,581	1,312,529	787,539
David M. Duckworth	1,391,237	899,967	499,989

Therefore, assuming the maximum performance goals are attained in all three years, the aggregate grant date fair value of the total stock awards (including awards of both restricted stock and restricted stock units) would have been:

Name	2016 Stock Awards	2015 Stock Awards	2014 Stock Awards
Joey A. Jacobs	$11,620,377	$8,925,009	$4,420,071
Ronald M. Fincher	2,559,360	3,019,849	1,194,401
Brent Turner	2,362,463	2,280,398	1,137,511
Christopher L. Howard	2,075,031	1,949,987	1,023,780
David M. Duckworth	1,623,130	1,310,034	650,006

See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation - Equity-Based Compensation” for more information about the restricted stock and restricted stock units.

(2)	Reflects the grant date fair value of stock options granted to each Named Executive Officer pursuant to the Incentive Plan, computed in accordance with ASC 718. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of the stock options.
(3)	Reflects cash awards earned during the years indicated under the Incentive Plan. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Annual Non-Equity Incentive Compensation” for more information.
(4)	Represents certain long term care insurance benefits.

Grants of Plan-Based Awards

The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2016:

								All Other
								Stock
								Awards:	Grant Date
								Number	Fair Value of
		Estimated Possible Payouts Under			Estimated Future Payouts Under			of Shares	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Awards(4)
Joey A. Jacobs	N/A	$696,150	$1,392,300	$2,784,600	—	—	—	—	$—
	2/5/16	—	—	—	—	—	—	27,797	1,660,037
	2/5/16	—	—	—	41,696	83,392	166,784	—	4,980,170	(5)
Ronald M. Fincher	N/A	276,250	552,500	1,105,000	—	—	—	—	—
	2/5/16	—	—	—	—	—	—	6,122	365,606
	2/5/16	—	—	—	9,184	18,367	36,734	—	1,096,877	(5)
Brent Turner	N/A	255,000	510,000	1,020,000	—	—	—	—	—
	2/5/16	—	—	—	—	—	—	5,651	337,478
	2/5/16	—	—	—	8,477	16,954	33,908	—	1,012,493	(5)
Christopher L. Howard	N/A	223,975	447,950	895,900	—	—	—	—	—
	2/5/16	—	—	—	—	—	—	4,964	296,450
	2/5/16	—	—	—	7,446	14,891	29,782	—	889,291	(5)
David M. Duckworth	N/A	198,750	397,500	795,000	—	—	—	—	—
	2/5/16	—	—	—	—	—	—	3,883	231,893
	2/5/16	—	—	—	5,824	11,648	23,296	—	695,619	(5)

(1)	The estimated payouts shown reflect non-equity incentive awards granted under the Incentive Plan, where receipt is contingent upon the achievement of specified performance goals. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Annual Non-Equity Incentive Compensation” for more information about the awards.
(2)	Reflects the number of shares of Common Stock issuable upon vesting of restricted stock units granted under the Incentive Plan. The restricted stock units granted on February 5, 2016 vest in three annual installments based upon the achievement of certain performance goals and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2016 Annual Awards” for more information about the restricted stock units.
(3)	Reflects shares of restricted stock granted under the Incentive Plan, which will vest in four equal annual installments commencing one year after the date of grant.
(4)	Reflects the aggregate grant date fair value computed in accordance with ASC 718.
(5)	With respect to restricted stock units granted under the Incentive Plan, the amounts shown assume that target performance goals are attained during each of the three years in the performance period and continued employment throughout the performance period. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2016 Annual Awards.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2016 that represent potential amounts that may be realized in the future:

	Option Awards					Stock Awards
											Equity
											Incentive Plan
									Equity		Awards:
									Incentive Plan		Market or
								Market	Awards:		Payout Value
						Number of		Value of	Number of		of Unearned
						Shares or		Shares or	Unearned		Shares, Units
						Units of		Units of	Shares, Units		or Other
	Number of Securities Underlying			Option	Option	Stock That		Stock Held	or Other Rights		Rights That
	Unexercised Options(1)			Exercise	Expiration	Have Not		that Have	That Have Not		Have Not
Name	(Exercisable)	(Unexercisable)		Price	Date	Vested		Not Vested(2)	Vested		Vested(2)
Joey A. Jacobs	18,315	—		$15.96	3/19/22	—		$—	—		$—
	16,500	16,500	(3)	29.39	3/29/23	—		—	—		—
	8,831	17,663	(4)	50.75	2/27/24	—		—	—		—
	—	—		—	—	4,700	(5)	155,570	—		—
	—	—		—	—	10,051	(6)	332,688	—		—
	—	—		—	—	—		—	22,332	(9)	739,189
	—	—		—	—	15,511	(7)	513,414	—		—
	—	—		—	—	—		—	82,725	(10)	2,738,209
	—	—		—	—	27,797	(8)	920,081	—		—
	—	—		—	—	—		—	41,696	(11)	1,380,138
Ronald M. Fincher	7,591	—		15.96	3/19/22	—		—	—		—
	6,675	6,675	(3)	29.39	3/29/23	—		—	—		—
	2,386	4,733	(4)	50.75	2/27/24	—		—	—		—
	—	—		—	—	1,875	(5)	234,225	—		—
	—	—		—	—	2,717	(6)	89,933	—		—
	—	—		—	—	—		—	6,035	(9)	199,747
	—	—		—	—	3,194	(7)	105,721	—		—
	—	—		—	—	—		—	17,032	(10)	563,759
	—	—		—	—	—		—	9,524	(12)	315,244
	—	—		—	—	6,122	(8)	202,638	—		—
	—	—		—	—	—		—	9,184	(11)	303,974
Brent Turner	7,591	—		15.96	3/19/22	—		—	—		—
	6,425	6,425	(3)	29.39	3/29/23	—		—	—		—
	4,544	4,547	(4)	50.75	2/27/24	—		—	—		—
	—	—		—	—	1,875	(5)	62,063	—		—
	—	—		—	—	2,586	(6)	85,597	—		—
	—	—		—	—	—		—	5,747	(9)	190,237
	—	—		—	—	2,928	(7)	96,917	—		—
	—	—		—	—	—		—	15,612	(10)	516,757
	—	—		—	—	—		—	4,801	(12)	158,913
	—	—		—	—	5,651	(8)	187,048	—		—
	—	—		—	—	—		—	8,477	(11)	280,589
Christopher L. Howard	6,466	—		15.96	3/19/22	—		—	—		—
	4,750	4,750	(3)	29.39	3/29/23	—		—	—		—
	2,045	4,092	(4)	50.75	2/27/24	—		—	—		—
	—	—		—	—	1,350	(5)	44,685	—		—
	—	—		—	—	2,329	(6)	77,090	—		—
	—	—		—	—	—		—	5,173	(9)	171,215
	—	—		—	—	2,661	(7)	88,079	—		—
	—	—		—	—	—		—	14,193	(10)	469,799
	—	—		—	—	—		—	3,373	(12)	111,646
	—	—		—	—	4,964	(8)	164,308	—		—
	—	—		—	—	—		—	7,446	(11)	246,446

	Option Awards					Stock Awards
											Equity
											Incentive Plan
									Equity		Awards:
									Incentive Plan		Market or
								Market	Awards:		Payout Value
						Number of		Value of	Number of		of Unearned
						Shares or		Shares or	Unearned		Shares, Units
						Units of		Units of	Shares, Units		or Other
	Number of Securities Underlying			Option	Option	Stock That		Stock Held	or Other Rights		Rights That
	Unexercised Options(1)			Exercise	Expiration	Have Not		that Have	That Have Not		Have Not
Name	(Exercisable)	(Unexercisable)		Price	Date	Vested		Not Vested(2)	Vested		Vested(2)
David M. Duckworth	814	—		$15.96	3/19/22	—		$—	—		$—
	7,591	—		16.60	8/2/22	—		—	—		—
	4,750	4,750	(3)	29.39	3/29/23	—		—	—		—
	1,298	2,599	(4)	50.75	2/27/24	—		—	—		—
	—	—		—	—	1,350	(5)	44,685	—		—
	—	—		—	—	1,478	(6)	48,922	—		—
	—	—		—	—	—		—	3,284	(9)	108,700
	—	—		—	—	1,825	(7)	60,408	—		—
	—	—		—	—	—		—	9,732	(10)	322,129
	—	—		—	—	—		—	2,095	(12)	69,345
	—	—		—	—	3,883	(8)	128,527	—		—
	—	—		—	—	—		—	5,824	(11)	192,774

(1)	The amounts shown reflect stock options granted under the Incentive Plan.
(2)	Based on the closing sales price of our Common Stock of $33.10 on The NASDAQ Global Select Market on December 30, 2016.
(3)	These stock options will become exercisable on March 29, 2017.
(4)	One-half of these stock options will become exercisable on each of February 27, 2017 and February 27, 2018.
(5)	These shares of restricted stock vest on March 29, 2017.
(6)	One-half of these shares of restricted stock vest on each of February 27, 2017 and February 27, 2018.
(7)	One-third of these shares of restricted stock vest on each of February 24, 2017, February 24, 2018 and February 24, 2019.
(8)	One-fourth of these shares of restricted stock vest on each of February 5, 2017, February 5, 2018, February 5, 2019 and February 5, 2020.
(9)	Reflects the aggregate maximum number of restricted shares that will vest upon the achievement of certain performance goals established for the restricted stock units granted in 2014 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.
(10)	Reflects the aggregate maximum number of restricted shares that will vest upon the achievement of certain performance goals established for the restricted stock units granted in 2015 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.
(11)	Reflects the aggregate threshold number of restricted shares that will vest upon the achievement of certain performance goals established for the annual restricted stock units granted in 2016 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2016 Annual Awards” for more information about the restricted stock units.
(12)	Reflects the aggregate maximum number of restricted shares that will vest upon the achievement of certain performance goals established for the special restricted stock units granted in 2015 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2015 Special Awards” for more information about the special awards of restricted stock units.

Option Exercises and Stock Vested

The following table shows the amounts received by the Named Executive Officers upon the exercise of stock options or the vesting of restricted stock and restricted stock units during 2016:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joey A. Jacobs	—	$—	76,226	$4,189,381	(1)
	—	—	5,170	284,143	(2)
	—	—	5,024	282,901	(3)
	—	—	5,820	304,793	(4)
	—	—	4,700	257,372	(5)
Ronald M. Fincher	—	—	29,074	1,597,907	(1)
	—	—	1,064	58,477	(2)
	—	—	1,357	76,413	(3)
	—	—	2,413	126,369	(4)
	—	—	1,875	102,675	(5)
Brent Turner	—	—	23,356	1,283,646	(1)
	—	—	975	53,586	(2)
	—	—	1,293	72,809	(3)
	—	—	2,413	126,369	(4)
	—	—	1,875	102,675	(5)
Christopher L. Howard	—	—	19,241	1,057,485	(1)
	—	—	887	48,750	(2)
	—	—	1,163	65,489	(3)
	—	—	2,055	107,620	(4)
	—	—	1,350	73,926	(5)
David M. Duckworth	—	—	13,845	760,921	(1)
	—	—	608	33,416	(2)
	—	—	739	41,613	(3)
	—	—	814	42,629	(4)
	—	—	1,350	73,926	(5)
	—	—	2,413	124,028	(6)

(1)	Based on the closing sales price of our Common Stock of $54.96 on The NASDAQ Global Select Market on February 24, 2016, the date that the restricted stock units vested. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.
(2)	Based on the closing sales price of our Common Stock of $54.96 on The NASDAQ Global Select Market on February 24, 2016, the date that the shares of restricted stock vested.
(3)	Based on the closing sales price of our Common Stock of $56.31 on The NASDAQ Global Select Market on February 26, 2016, the first business day immediately prior to the date that the shares of restricted stock vested.
(4)	Based on the closing sales price of our Common Stock of $52.37 on The NASDAQ Global Select Market on March 18, 2016, the first business day immediately prior to the date that the shares of restricted stock vested.
(5)	Based on the closing sales price of our Common Stock of $54.76 on The NASDAQ Global Select Market on March 29, 2016, the date that the shares of restricted stock vested.
(6)	Based on the closing sales price of our Common Stock of $51.40 on The NASDAQ Global Select Market on August 2, 2016, the date that the shares of restricted stock vested.

Nonqualified Deferred Compensation

The following table shows the activity during 2016 and the aggregate balances held by each of our Named Executive Officers at December 31, 2016 under the Deferred Compensation Plan.

Name	Executive Contributions in 2016($)(1)	Company Contributions in 2016($)	Aggregate Earnings in 2016($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at December 31, 2016($)(2)
Joey A. Jacobs	$—	$—	$3,232	$—	$24,337
Ronald M. Fincher	31,250	—	12,592	(61,261)	107,808
Brent Turner	319,961	—	64,560	—	878,397
Christopher L. Howard	192,141	—	50,157	—	757,210
David M. Duckworth	148,341	—	44,522	(44,841)	542,916

(1)	These amounts are included in the Summary Compensation Table above.
(2)	All amounts other than 2016 earnings are included in the Summary Compensation Table above.

Under the plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency or on a specified date selected by a participant. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.

Potential Payments Upon Termination or Change in Control under the Employment Agreements

In April 2014, we entered into amended and restated employment agreements with each of Messrs. Jacobs, Fincher, Turner and Howard, and an initial employment agreement with Mr. Duckworth (collectively, the “Employment Agreements”). A summary of the Employment Agreements is provided below.

Compensation and Benefits

The base salaries under the Employment Agreements are subject to an annual increase in the sole discretion of our Board. In addition to base salary, under the Employment Agreements the executives are entitled to participate, in their sole discretion, in all of our employee benefit programs for which senior executive employees are generally eligible. Each executive is also reimbursed for reasonable expenses incurred in connection with services performed under each executive’s Employment Agreement.

Non-Competition and Non-Solicitation

During the term of each Employment Agreement and for 12 months thereafter (in the case of Mr. Duckworth), 24 months thereafter (in the case of Messrs. Fincher, Turner and Howard) or 36 months thereafter (in the case of Mr. Jacobs), each such executive is prohibited from (i) directly or indirectly managing, controlling, consulting, rendering services for or participating, engaging or owning an interest in any business which derives 25% of its gross revenue from the business of providing behavioral healthcare and/or related services and (ii) directly or indirectly managing, controlling, rendering services for or participating or consulting with any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (subject to certain exceptions), in each case within any geographical area in which we engage in such businesses. During the term of each Employment Agreement and for 12 months thereafter (in the case of Mr. Duckworth), 24 months thereafter (in the case of Messrs. Fincher, Turner and Howard) or 36 months thereafter (in the case of Mr. Jacobs), each such executive is prohibited from directly or indirectly soliciting or hiring any employee or independent contractor of ours or directly or indirectly soliciting any customer, supplier, licensee, licensor or other business relation of ours. In addition, the executives are subject to customary confidentiality and non-disparagement obligations both during and following their employment with the Company.

Severance

Under each Employment Agreement, if the executive is terminated without “Cause” or resigns with “Good Reason,” such executive is generally entitled to receive (subject to the satisfaction of certain conditions):

•	Such executive’s base salary through the termination date;

•	A prorated bonus amount for the calendar year in which the termination occurs;

•	An amount equal to a multiple of the target annual cash bonus amount to which such executive would be entitled with respect to the calendar year in which the termination date occurs, determined as if all of the performance objectives for such year have been achieved at the target level;

•	An amount equal to a multiple of such executive’s base salary as in effect on the termination date;

•	Any unused and unpaid time off and sick pay accrued through the termination date and any incurred but unreimbursed business expenses as of the termination date;

•	An amount equal to the cost of the premiums for continued health and dental insurance for the executive and/or his dependents in accordance with COBRA for a specified period;

•	Full and immediate vesting of such executive’s stock options, restricted stock and other equity-based awards that are not intended to be performance-based compensation under Code Section 162(m); and

•	Delay of vesting and forfeiture of such executive’s restricted stock and other equity-based awards that are intended to be performance-based compensation under Code Section 162(m) until the Company certifies the applicable performance goals have been met (collectively, the “Termination Payments”).

“Cause” (as defined in the Employment Agreements) means the occurrence of one or more of the following with respect to the applicable executive:

•	The conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations;

•	Conduct outside the scope of such executive’s duties and responsibilities under his Employment Agreement that causes the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm;

•	Repeated failure to perform duties consistent with such Employment Agreement as reasonably directed by our Board;

•	Any act or knowing omission aiding or abetting a competitor, supplier or customer of ours to our disadvantage or detriment;

•	Breach of fiduciary duty, gross negligence or willful misconduct with respect to us;

•	An administrative or other proceeding resulting in the suspension or debarment of such executive from participation in any contracts with, or programs of, the United States or any individual state or any agency or department thereof; or

•	Any other material breach by such executive of his Employment Agreement or any other agreement between such executive and us, which is not cured to the reasonable satisfaction of our Board within 30 days after written notice thereof to such executive.

“Good Reason” (as defined in the Employment Agreements) means if the applicable executive resigns his employment with the Company as a result of one or more of the following actions (in each case taken without the executive’s written consent): (i) a reduction in such executive’s base salary (other than as part of an across-the-board reduction that (A) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (B) is approved by our Chief Executive Officer); (ii) a material diminution of such executive’s job duties or responsibilities inconsistent with the executive’s position; (iii) any other material breach by us of such Employment Agreement; or (iv) a relocation of our principal executive offices and corporate headquarters outside of a 30-mile radius of Nashville, Tennessee following relocation thereto in accordance with such Employment Agreement; provided that, none of the events described in clauses (i) through (iv) shall constitute Good Reason unless such executive shall have notified us in writing describing the event which constitutes Good Reason within 90 days after the occurrence of such event and then only if we shall have failed to cure such event within 30 days after our receipt of such written notice and such executive elects to terminate his employment as a result at the end of such 30 day period.

If an executive that is party to an Employment Agreement dies or becomes disabled, such executive is entitled to the applicable Termination Payments (other than the amount equal to a multiple of the target annual cash bonus amount and the amount equal to a multiple of such executive’s base salary as in effect on the termination date). In the event that an executive becomes disabled not due to death, such executive is entitled to receive continued installment payments of such executive’s base salary as in effect on the termination date for a specified period of time.

If we terminate an executive under an Employment Agreement for Cause or if any such executive resigns without Good Reason, such executive is only entitled to receive his unpaid base salary through the termination date and any bonus amount to which such executive is entitled by reference to the calendar year that ended on or prior to the termination date. Upon any termination of employment under an Employment Agreement, whether voluntary or otherwise, such executive has the option to elect to continue health insurance coverage until the earlier of (A) such time as the executive is eligible to participate in another health plan or (B) the executive becomes eligible for Medicare.

The tables below show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer’s employment was terminated or he died or became disabled effective December 31, 2016. As of December 31, 2016 and except as noted below, none of the Named Executive Officers were entitled to any compensation or benefits for resignation or retirement. Furthermore, the Employment Agreements do not distinguish a termination following a change in control from a termination in another context. Therefore, a termination following a change in control will entitle a Named Executive Officer to severance benefits only if the Named Executive Officer’s employment is otherwise terminated without Cause by the Company or by the Named Executive Officer for Good Reason.

Mr. Jacobs

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$3,213,000	(2)	$535,500	(3)
Non-Equity Incentive Plan Compensation(4)	4,176,900		4,176,900
Options (unexercisable)(5)	61,772		61,772
Restricted Stock (unvested)(6)	1,921,753		1,921,753
Insurance Benefits	42,776	(7)	7,129	(8)
Accrued Vacation(9)	82,384		82,384

Mr. Fincher

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$1,300,000	(2)	$325,000	(3)
Non-Equity Incentive Plan Compensation(4)	1,105,000		1,105,000
Options (unexercisable)(5)	24,764		24,764
Restricted Stock (unvested)(6)	460,355		460,355
Insurance Benefits	41,728	(7)	10,432	(8)
Accrued Vacation(9)	50,000		50,000

Mr. Turner

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$1,200,000	(2)	$300,000	(3)
Non-Equity Incentive Plan Compensation(4)	1,020,000		1,020,000
Options (unexercisable)(5)	23,837		23,837
Restricted Stock (unvested)(6)	431,624		431,624
Insurance Benefits	37,662	(7)	9,416	(8)
Accrued Vacation(9)	46,154		46,154

Mr. Howard

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$1,054,000	(2)	$263,500	(3)
Non-Equity Incentive Plan Compensation(4)	895,000		895,000
Options (unexercisable)(5)	17,623		17,623
Restricted Stock (unvested)(6)	374,162		374,162
Insurance Benefits	37,662	(7)	9,416	(8)
Accrued Vacation(9)	30,361		30,361

Mr. Duckworth

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause		Death or Disability
Base Salary	$1,060,000	(2)	$265,000	(3)
Non-Equity Incentive Plan Compensation(4)	397,500		397,500
Options (unexercisable)(5)	17,623		17,623
Restricted Stock (unvested)(6)	282,542		282,542
Insurance Benefits	15,844	(7)	7,922	(8)
Accrued Vacation(9)	40,770		40,770

(1)	The amounts shown would have been payable if we terminated the Named Executive Officer’s employment without Cause (as defined in his Employment Agreement) or if the Named Executive Officer resigned his employment for Good Reason (as defined in his Employment Agreement), provided that the Named Executive Officer had not breached the non-competition, non-solicitation, confidentiality and proprietary information provisions of his Employment Agreement.
(2)	The amount shown reflects the product of two times the Named Executive Officer’s base salary (except for Mr. Jacobs, which amount reflects the product of three times his base salary) as in effect on December 31, 2016 pursuant to the terms of his Employment Agreement (assuming that he is not in violation of the restrictive covenants set forth in his Employment Agreement or his General Release, if applicable). Pursuant to the Employment Agreements, base salary amounts are payable in regular installments over the course of the applicable severance period.
(3)	The amount shown reflects the Named Executive Officer’s base salary as in effect on December 31, 2016 payable for a period of six months in the event of disability pursuant to the terms of his Employment Agreement.
(4)	The amount shown reflects the cash incentive award of three times 130% of the base salary for Mr. Jacobs, two times 85% of the base salary for Messrs. Fincher, Howard and Turner and 75% of the base salary for Mr. Duckworth for 2016, assuming achievement of the performance goals at the target level, pursuant to the terms of the Employment Agreements.

(5)	The amount shown reflects the value of the shares of our common stock underlying the unvested options for each Named Executive Officer that would become vested and exercisable, pursuant to the terms of his Employment Agreement, based on a market value of $33.10 per share as of December 30, 2016. See “EXECUTIVE COMPENSATION – Outstanding Equity Awards at Fiscal Year-End.”
(6)	The amount shown reflects the value of all unvested restricted stock not intended to qualify as performance-based compensation under Code Section 162(m) for each Named Executive Officer, which will immediately vest pursuant to the terms of his Employment Agreement, based on a market value of $33.10 per share as of December 30, 2016. See “EXECUTIVE COMPENSATION – Outstanding Equity Awards at Fiscal Year-End.” Pursuant to each Named Executive Officer’s Employment Agreement, unvested restricted stock unit awards intended to qualify as performance-based compensation under Code Section 162(m) are not immediately forfeited at termination but remain subject to forfeiture restrictions related to pre-established performance goals until the results of the related goals have been satisfied. As of December 31, 2016, all unvested restricted stock units of each Named Executive Officer would remain subject to pre-established performance goals and would vest in future years based on future performance. See “EXECUTIVE COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” for potential amounts that may be realized in the future with respect to each Named Executive Officer’s unvested restricted stock units as of December 30, 2016.
(7)	The amount shown reflects the cost of the premiums for continued health and dental insurance for the Named Executive Officer or his dependents, in accordance with COBRA, for a period of 36 months for Mr. Jacobs, 24 months for Messrs. Fincher, Howard and Turner and 12 months for Mr. Duckworth, pursuant to the terms of the Employment Agreements.
(8)	The amount shown reflects the cost of the premiums for continued health and dental insurance for the Named Executive Officer or his dependents, in accordance with COBRA, for a period of six months pursuant to the terms of his Employment Agreement.
(9)	The amount shown reflects unused paid time off, pursuant to the terms of the Named Executive Officer’s Employment Agreement and our paid time off policies.

DIRECTOR COMPENSATION

The table below sets forth the 2016 compensation earned by or paid to our non-management directors. Messrs. Jacobs and Shear do not receive any additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
E. Perot Bissell	$124,000	$159,977	$283,977
Christopher R. Gordon	99,500	159,977	259,477
Vicky B. Gregg	99,500	159,977	259,477
William F. Grieco	127,000	159,977	286,977
Wade D. Miquelon	114,500	159,977	274,477
William M. Petrie, M.D.	109,500	159,977	269,477
Hartley R. Rogers	102,000	159,977	261,977
Reeve B. Waud	132,000	159,977	291,977

(1)	Includes annual retainers and fees associated with chairing a Board committee.
(2)	This column reflects the grant date fair value of restricted stock awards granted to directors calculated in accordance with ASC 718. On May 19, 2016, each non-management director elected or continuing to serve as a member of the Board received an award of 2,840 shares of restricted stock. The fair value of restricted stock awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date immediately preceding the date of grant ($56.33).

As of December 31, 2016, the non-management directors held the following number of shares of restricted stock: 2,840 for Ms. Gregg, 4,555 for each of Messrs. Bissell, Grieco, Miquelon, Rogers and Waud and Dr. Petrie, and 3,914 for Mr. Gordon.

Our Board of Directors adopted a compensation plan for non-management directors effective January 1, 2013, as amended May 19, 2016 (the “Directors Plan”), which provides:

•	An annual cash retainer of $87,000;

•	An annual cash retainer of $15,000 for each member of the Audit Committee and $30,000 for the chair of the Audit Committee;

•	An annual cash retainer of $12,500 for each member of the Compensation Committee and $27,500 for the chair of the Compensation Committee;

•	An annual cash retainer of $10,000 for each member of the Nominating Committee and $22,000 for the chair of the Nominating Committee;

•	An annual cash retainer of $45,000 for the Lead Director;

•	An initial grant of restricted stock having a value equal to $160,000; and

•	Following the year in which the initial grant of restricted stock was awarded, an annual grant of restricted stock having a value equal to $160,000.

In addition to the compensation described above, we also reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors.

Under the Directors Plan, all annual retainers shall be paid on the date of our annual meeting of stockholders (the “Annual Meeting Date”). Each year as of the Annual Meeting Date, each non-management member of our Board who is re-elected or who otherwise continues to be a member of the Board immediately thereafter is automatically granted under the Directors Plan, without further action by us, our Board of Directors, the Compensation Committee or our stockholders, shares of our restricted stock having a value equal to $160,000. The value of the restricted shares shall be based on the closing trading price of our Common Stock on the trading day immediately preceding the Annual Meeting Date. All restricted shares issued to non-management directors shall vest over three years with such shares to vest 33 1⁄3% per year on the three successive anniversary dates of the grant of restricted stock beginning on the first anniversary of the grant date.

Each of our directors is a party to an Indemnification Agreement with the Company pursuant to which we have agreed to indemnify and advance expenses to such director in connection with his service as our director, officer or agent to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under our policies of directors’ and officers’ liability insurance.

AUDIT COMMITTEE REPORT

Our management has primary responsibility for preparing our financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.

The role and responsibilities of the Audit Committee are set forth in a written charter adopted by our Board of Directors. The charter is available on our website, www.acadiahealthcare.com, under the webpage “Investors - Corporate Governance.” The Audit Committee reviews and reassesses the adequacy of the charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit Committee acted in accordance with its charter in 2016. In fulfilling its responsibilities for fiscal year 2016, the Audit Committee:

•	Pre-approved all auditing and non-auditing services of Ernst & Young LLP;

•	Reviewed and discussed with management our unaudited quarterly financial statements during 2016 and our audited financial statements for the fiscal year ended December 31, 2016, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of our internal controls and reporting procedures;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present; and

•	Received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence from us and management.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP as described above, and in reliance thereon, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2016 be included in our Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE:

William F. Grieco, Chairman
E. Perot Bissell
Hartley R. Rogers

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following section references Acadia Healthcare Holdings, LLC (“Acadia Holdings”), which was a privately owned holding company that owned the Company prior to the consummation of the Company’s acquisition of PHC (the “PHC Acquisition”) and was controlled by Waud Capital Partners, L.L.C. and certain of its affiliates (collectively, “WCP”).

Registration Rights Agreement

Acadia Holdings entered into an amended and restated registration rights agreement dated as of April 1, 2011 (the “Initial Registration Rights Agreement”) with the holders of substantially all of its equity securities pursuant to which such holders had the right to demand the registration of all or a portion of their securities and have certain “piggyback” registration rights, subject to certain limitations. In connection with the consummation of the PHC Acquisition, WCP and the other members of Acadia Holdings caused the dissolution of Acadia Holdings and the distribution of the common stock held by Acadia Holdings to its members. In connection with such dissolution and distribution, the Company assumed Acadia Holdings’ rights and obligations under the Initial Registration Rights Agreement.

Concurrently with the execution of the merger agreement related to our acquisition of CRC (the “CRC Merger Agreement”), we entered into a second amended and restated registration rights agreement, as amended (the “Former Registration Rights Agreement”), with certain members of our current and former management (the “Management Investors”), WCP and investment funds affiliated with Bain Capital Partners, LLC (collectively, “Bain Capital”). The Former Registration Rights Agreement amended and replaced the Initial Registration Rights Agreement. The Former Registration Rights Agreement granted certain stockholders “demand” registration rights for registered offerings and “piggyback” registration rights with respect to our securities. All expenses incident to registrations were required to be borne by us.

Concurrently with the execution of the sale and purchase deed related to our acquisition of Priory, we entered into a third amended and restated registration rights agreement (the “New Registration Rights Agreement”), with the Management Investors, WCP, Bain Capital and investment funds affiliated with Advent International Corporation. The New Registration Rights Agreement amended and replaced the Former Registration Rights Agreement. The New Registration Rights Agreement grants certain stockholders “demand” registration rights for registered offerings and “piggyback” registration rights with respect to our securities. All expenses incident to registrations are required to be borne by us.

Stockholders Agreement

In connection with the consummation of our acquisition of PHC on November 1, 2011, we entered into a stockholders agreement (the “Former Stockholders Agreement”) with certain members of our current and former management and WCP. Concurrently with the execution of the CRC Merger Agreement, we entered into an amended and restated stockholders agreement (the “New Stockholders Agreement”) with the Management Investors, WCP and Bain Capital. The New Stockholders Agreement amended and replaced the Former Stockholders Agreement and became effective on February 11, 2015 in connection with the closing of our acquisition of CRC.

Certain covenants and consent rights in favor of WCP contained in the Former Stockholders Agreement were removed in the New Stockholders Agreement or have since expired. The New Stockholders Agreement granted WCP certain rights to designate a nominee for election to our board of directors and certain consent rights over transfer of shares by Management Investors that have expired. The New Stockholders Agreement includes a standstill provision that prevents Bain Capital from acquiring additional shares of our Common Stock, mounting a proxy contest, seeking to enter into a merger agreement, taking us private or taking certain other actions involving the sale or purchase of a substantial portion of our securities or debt.

Lock-Ups. The New Stockholders Agreement provides that no Management Investor will take any of the following actions from the date the Company gives notice to the Management Investors that a preliminary or final prospectus has been circulated for a public offering and during the 60 days following the date of the final prospectus for such public offering: (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Company’s or its subsidiaries’ equity securities or any securities convertible into or exchangeable or exercisable for such securities; (ii) enter into any transaction which would have the same effect as described in clause (i); (iii) enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences or ownership of any of the securities described in clause (i); or (iv) publicly disclose the intention to enter into any transaction described in clauses (i), (ii) or (iii). The foregoing restrictions do not apply to transactions made in the subject public offering and those to which the underwriters managing such public offering agree in writing. As used in this “- Stockholders Agreement” section, “public offering” refers to any offering by the Company of the Company’s or its subsidiaries’ capital stock or other equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

Affiliate Transactions

We have entered into employment agreements with our Named Executive Officers. See the section above entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control under the Employment Agreements” for more information about such employment agreements.

GENERAL INFORMATION

Stockholder Proposals for 2018 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, proper stockholder proposals intended to be presented at our 2018 annual meeting of stockholders must be received by us at our principal executive offices at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067 no later than December 14, 2017 for the proposals to be included in the Proxy Statement and form of proxy card for that meeting.

If a stockholder desires to bring a matter before our annual meeting of stockholders and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our Bylaws. Our Bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting of stockholders may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, in the event that our annual meeting is more than 30 days before or more than 70 days after the date of first anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Under our Bylaws, notice with respect to the 2018 annual meeting of stockholders must be received at our principal executive offices between the dates of January 25, 2018 and February 24, 2018, unless the 2018 annual meeting is called for a date that is more than 30 days before or more than 70 days after May 25, 2018. The notice must set forth the information required by the provisions of our Bylaws dealing with stockholder proposals and nominations of directors.

Annual Report on Form 10-K

As indicated in the Notice of Internet Availability of Proxy Materials, a copy of this Proxy Statement and our 2016 Annual Report to Stockholders has been posted on the website www.proxyvote.com. Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. Requests should be directed to Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 851-6000. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.

Delivery of Documents to Stockholders Sharing an Address

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability of proxy materials sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials to that address. Householding is designed to reduce a company’s printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability of Proxy Materials. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our General Counsel and Secretary at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, or by calling (615) 861-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you receive more than one Notice of Internet Availability of Proxy Materials, this means that you have multiple accounts holding Common Stock with brokers and/or the Company’s transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability of Proxy Materials. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.

Electronic Access to Proxy Statement and Annual Report to Stockholders

We have elected to provide this Proxy Statement and our 2016 Annual Report to Stockholders over the Internet through a “notice and access” model. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access this Proxy Statement and our 2016 Annual Report to Stockholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of our annual meetings on the environment.

ACADIA HEALTHCARE COMPANY, INC.

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

April 13, 2017

Reconciliation of Adjusted EBITDA for Purposes of Compensation Plans

(Unaudited)

(in thousands)	2016	2015
Net income attributable to Acadia Healthcare Company, Inc.	$6,143	$112,554
Income from discontinuing operations, net of income taxes	—	(111)
Net loss attributable to noncontrolling interests	(1,967)	(1,078)
Provision for income taxes	28,779	53,388
Interest expense, net	181,325	106,742
Depreciation and amortization	135,103	63,550

EBITDA	349,383	335,045

Adjustments:
Equity-based compensation expense (a)	28,345	20,472
Debt extinguishment costs (b)	4,253	10,818
Loss on divestiture (c)	178,809	—
(Gain) loss on foreign currency derivatives (d)	(523)	1,926
Transaction-related expenses (e)	48.323	36,571

Adjusted EBITDA, as reported	$608,590	$404,832

Severance and restructuring costs (f)	4,041	1,290
Impairment and other non-cash charges (g)	267	365

Adjusted EBITDA for purposes of compensation plans	$612,898	$406,487

Reconciliation of Adjusted EPS for Purposes of Compensation Plans

(Unaudited)

(in thousands)	2016	2015
Net income attributable to Acadia Healthcare Company, Inc.	$6,143	$112,554
Income from discontinuing operations, net of income taxes	—	(111)
Provision for income taxes	28,779	53,388

Income from continuing operations attributable to Acadia Healthcare Company, Inc. before income taxes	34,922	165,831

Adjustments to income from continuing operations:
Debt extinguishment costs (b)	4,253	10,818
Loss on divestiture (c)	178,809	—
Loss (gain) on foreign currency derivatives (d)	(523)	1,926
Transaction-related expenses (e)	48,323	36,571
Income tax provision reflecting tax effect of adjustments to income from continuing operations (h)	(55,539)	(62,392)

Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.	$210,245	$152,754

Weighted-average shares outstanding - diluted	85,972	68,391

Adjusted EPS for purposes of compensation plans	$2.45	$2.23

(a)	Represents the equity-based compensation expense of Acadia.
(b)	For the year ended December 31, 2016, represents debt extinguishment costs recorded in connection with the Tranche B-2 Repricing Amendment and the Refinancing Amendment, including the write-off of $3.2 million of deferred financing costs. For the year ended December 31, 2015, represents debt extinguishment costs related to the repayment of $97.5 million of the Company’s 12.875% Senior Notes due 2018, including a prepayment penalty of $7.5 million and the write-off of $3.3 million of deferred financing costs.
(c)	As part of divestitures in the U.K. and U.S., the loss on divestiture includes an allocation of goodwill to the disposal groups of approximately $106.9 million, loss on the sale of properties of approximately $45.0 million, transaction-related expenses of approximately $26.8 million and write-off of intangible assets of approximately $0.1 million.

(d)	Represents the change in fair value of foreign currency derivatives purchased by Acadia related to (i) acquisitions in the U.K. and (ii) transfers of cash between the U.S. and U.K. under the Company’s cash management and foreign currency risk management programs.
(e)	Represents transaction-related expenses incurred by Acadia related to acquisitions.
(f)	Represents severance and restructuring costs not included in transaction costs.
(g)	Represents non-cash charges such as loss on disposal of assets and other one-time charges.
(h)	Represents the income tax provision adjusted to reflect the tax effect of the adjustments to income from continuing operations based on tax rates of 20.9% and 29.0% for the year ended December 31, 2016 and 2015, respectively.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACADIA HEALTHCARE COMPANY, INC.

ACADIA HEALTHCARE COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Acadia Healthcare Company, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2011.

THIRD: An Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 3, 2016.

FOURTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section 4 of ARTICLE SIX of the Amended and Restated Certificate of Incorporation, as amended, so that, as amended, it shall be and read in its entirety as follows:

“Section 4. Majority Voting; Term of Office. A nominee for director shall be elected to the Board of Directors if a majority of the votes cast are in favor of such nominee’s election; provided; however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. At each annual meeting of stockholders, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders after their election and shall remain in office until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.”

FIFTH: The above amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, was duly adopted and approved at an annual meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused certificate to be signed on this                      day of             , 2017.

ACADIA HEALTHCARE COMPANY, INC.

By:
Name:	Christopher L. Howard
Title:	Executive Vice President, General Counsel and Secretary

A-1

APPENDIX B

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

ACADIA HEALTHCARE COMPANY, INC.

            , 2017

The Amended and Restated Bylaws of ACADIA HEALTHCARE COMPANY, INC., a Delaware corporation (the “Corporation”), adopted as of October 28, 2011 (the “Bylaws”), are amended as follows:

1.    Section 2 of ARTICLE III of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2. Election. A nominee for director shall be elected to the Board of Directors if a majority of the votes cast are in favor of such nominee’s election; provided; however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors.”

2.    Except as otherwise set forth herein, all other provisions of the Corporation’s Bylaws shall remain in full force and effect.

I certify that the foregoing First Amendment to the Bylaws of the Corporation was approved by its Board of Directors and is effective as of the date first set forth above.

ACADIA HEALTHCARE COMPANY, INC.

By:
Name:	Christopher L. Howard
Title:	Executive Vice President, General Counsel and Secretary

B-1

APPENDIX C

Acadia Healthcare Company, Inc.

Director Resignation Policy

Under Article Six, Section 4 of the Amended and Restated Certificate of Incorporation, as amended, and Article III, Section 2 of the Amended and Restated Bylaws, as amended, of Acadia Healthcare Company, Inc. (the “Company”), a nominee for director to the Company’s Board of Directors (the “Board”) in an uncontested election is elected if a majority of the votes cast are in favor of such nominee’s election. The following procedures address the situation in which a nominee for the Company’s Board of Directors receives more votes “against” his or her election than votes “for” his or her election (a “Majority Against Vote”).

By accepting a nomination to stand for election or re-election as a director of the Company or an appointment as director to fill a vacancy or new directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of directors, he or she receives a Majority Against Vote, the director shall promptly tender a written offer of resignation (substantially in the form of Exhibit A) to the Board following certification of the stockholder vote from the meeting at which the election occurred. For purposes of this policy, an “uncontested election of directors” is any election of directors in which the number of nominees for election does not exceed the number of directors to be elected.

The Nominating and Governance Committee of the Board (the “Committee”) will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on the Committee’s recommendation within 90 days following receipt of the recommendation.

In evaluating the director’s resignation, each of the Committee and the Board shall consider all factors they deem relevant, including (i) the perceived reasons for the Majority Against Vote, (ii) the qualifications and tenure of the director, (iii) the director’s past and expected future contributions to the Company, (iv) the overall composition of the Board and whether accepting the resignation would cause the Company to violate any applicable rule or regulation (including NASDAQ listing standards and federal securities laws) or any of its material agreements, and (v) whether the resignation would be in the best interests of the Company and its stockholders.

In determining what action to recommend or take regarding the director’s resignation, each of the Committee and the Board may consider a range of alternatives as they deem appropriate, including (i) accepting the resignation, (ii) rejecting the resignation, (iii) rejecting the resignation to allow the director to remain on the Board but agreeing that the director will not be nominated for re-election to the Board at the next election of directors, (iv) deferring acceptance of the resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation would create, or (v) deferring acceptance of the resignation if the director can cure the underlying cause of the Majority Against Vote within a specified period of time (for example, if the Majority Against Vote was due to overboarding, by resigning from other company boards).

After the Board makes a formal decision on the Committee’s recommendation, the Company shall publicly disclose this action in a Form 8-K filed with the Securities and Exchange Commission within four business days of the decision. If the Board has determined to take any action other than acceptance of the resignation, the Form 8-K shall also include the Board’s rationale supporting its decision.

Any director who tenders his or her offer of resignation pursuant to this policy shall not participate in any deliberations or actions by the Committee or the Board regarding his or her resignation but shall otherwise continue to serve as a director during this period.

C-1

If other directors who are members of the Committee receive a Majority Against Vote in the same uncontested election of directors, so that a quorum of the Committee cannot be achieved, then the other independent directors on the Board will consider and decide what action to take regarding the resignation of each director who received a Majority Against Vote, provided that that no director can participate in the vote on his or her own resignation.

EXHIBIT A

FORM OF DIRECTOR RESIGNATION

[DATE]

Board of Directors

Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, TN 37067

Dear Ladies and Gentlemen:

In accordance with the Acadia Healthcare Company, Inc. Director Resignation Policy, I hereby tender my resignation as a member of the board of directors of Acadia Healthcare Company, Inc. (the “Company”), effective as of the date hereof.

Please note that my resignation is a result of compliance with the Director Resignation Policy and not as a result of any disagreement between myself and the Company, its management, board of directors or any committee of the board of directors.

Sincerely,
[SIGNATURE] [NAME]

C-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01 Christopher R. Gordon 02 Wade D. Miquelon 03 William M. Petrie, M.D.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					The Board of Directors recommends you vote AGAINST proposal 5.
		For	Against	Abstain				For	Against	Abstain
2	Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to adopt a majority voting standard in uncontested director elections.	☐	☐	☐	5	Consider and act on a stockholder proposal relating to sustainability reporting.		☐	☐	☐
3	Advisory vote on the compensation of the Company’s named executive officers as presented in the Proxy Statement.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
4	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

			JOB #						SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

ACADIA HEALTHCARE COMPANY, INC. REVOCABLE PROXY 2017 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 25, 2017: The Notice & Proxy Statement and the Company’s 2016 Annual Report to Stockholders are available at www.proxyvote.com.

The undersigned hereby appoints Brent Turner and Christopher L. Howard, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock that the undersigned is entitled to vote at the annual meeting of stockholders of Acadia Healthcare Company, Inc., to be held at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, on Thursday, May 25, 2017, at 9:30 a.m. (Central Time), and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named on the reverse side, (b) FOR each of proposals 2, 3 and 4 and (c) AGAINST proposals 5.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side